UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Semtech Corporation

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Semtech Corporation

200 Flynn Road

Camarillo, California 93012-8790

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 25, 2009

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Semtech Corporation will be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 on Thursday, June 25, 2009 at 11:00 a.m., Pacific Daylight Savings time. The purposes of the meeting are to:

1.	elect nine Directors from the candidates nominated by the Company’s Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2010; and

3.	transact any other business which may properly come before the Annual Meeting or any adjournment or postponements thereof.

The record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on May 1, 2009. Holders of a majority of the outstanding stock must be present in person or by proxy in order for the meeting to be held.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE. A return envelope is enclosed for your convenience.

The Proxy Statement, proxy, and the Company’s Annual Report to Stockholders are being mailed on or about May 22, 2009.

By Order of the Board of Directors

Randall H. Holliday
Secretary

May 22, 2009

Camarillo, California

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on

June 25, 2009: The Proxy Statement and the Company’s Annual Report for fiscal year 2009 are available at

https://materials.proxyvote.com/816850

DIRECTIONS FOR ATTENDING THE 2009 ANNUAL MEETING

We will hold the 2009 Annual Meeting at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361.

For stockholders of record, the detachable portion of your proxy card is your ticket to the 2009 annual meeting. Please present your ticket when you reach the registration area at the 2009 Annual Meeting.

For stockholders who hold shares through a brokerage firm, bank or other holder of record, please use a copy of your latest account statement showing your investment in our common shares as your admission ticket for the meeting. Please present your account statement to one of our representatives at the 2009 Annual Meeting. Please note that you cannot vote your shares at the 2009 Annual Meeting unless you have obtained a legal proxy from your broker, bank or other stockholder of record. A copy of your account statement is not sufficient for this purpose.

Directions to the Hyatt Westlake Plaza

SEMTECH CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

June 25, 2009

PROXY STATEMENT

The Board of Directors (“Board”) of Semtech Corporation (the “Company” or “we”), 200 Flynn Road, Camarillo, California, 93012-8790, furnishes this Proxy Statement in connection with its solicitation of proxies to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the Hyatt Westlake Plaza, 880 South Westlake Boulevard, Westlake Village, California 91361 on Thursday, June 25, 2009 at 11:00 a.m., Pacific Daylight Savings Time, or at any adjournments or postponements thereof.

We began mailing our proxy materials to stockholders on or about May 22, 2009.

What am I voting on and what are the Board’s recommendations?

Number	Proposal	Board’s Recommendation
1

To elect nine directors to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. The nominees are:

Mr. Glen M. Antle

Mr. W. Dean Baker

Mr. James P. Burra

Mr. Bruce C. Edwards

Mr. Rockell N. Hankin

Mr. James T. Lindstrom

Mr. Mohan R. Maheswaran

Gen. John L. Piotrowski USAF (Ret.)

Mr. James T. Schraith

For the election of each of the nominees
2	To ratify the appointment of Ernst & Young LLP as the independent registered public accountant for the Company for fiscal year 2010	For ratification for fiscal year 2010

Who is entitled to vote?

Stockholders as of the close of business on May 1, 2009 (the “Record Date”) are entitled to vote and are entitled to attend the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. Stockholders do not have the right to cumulate votes.

Who are the largest principal shareholders?

The table under “Beneficial Ownership of Securities” sets forth each owner of greater than 5% of the Company’s common stock.

What percentages of stock do the directors and officers own?

Together, they own about 5.2% of Semtech common stock as of May 1, 2009. See “BENEFICIAL OWNERSHIP OF SECURITIES” table below in this Proxy Statement.

What does it mean if I get more than one proxy card?

It means you hold shares registered in more than one account. You must return all proxies to ensure all your shares are voted.

How do I vote?

Recordholders: Indicate your voting preferences on the proxy card, sign and date it, and return it in the prepaid envelope. If you return a signed proxy card but do not indicate your voting preferences, we will vote FOR all proposals on your behalf. You have the right to revoke your proxy any time before the meeting by (1) notifying the Company’s Secretary, or (2) returning a later-dated proxy. You may also revoke your proxy by voting in person at the meeting.

If you hold Semtech shares in “street name”: Your broker, bank, or other nominee will ask for your instructions, generally by means of a voting instruction form. If you do not provide voting instructions to your broker or other nominee, your shares will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote. Brokers generally have discretionary authority to vote on the election of directors (Proposal 1) and the ratification of independent public accountants (Proposal 2).

How are the votes counted?

A “broker non-vote” occurs when a bank, broker, or other record holder of the Company’s shares does not vote on a proposal because it does not have discretionary voting authority and it has not received instructions from the beneficial owner on how to vote on the proposal. Abstentions and “broker non-votes” are counted in determining the number of shares present and voting, with each tabulated separately. Abstentions are counted in tabulations of votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

What constitutes a quorum?

As of the Record Date, 61,024,810 shares of the Company’s common stock were issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of these outstanding shares is necessary to constitute a quorum for the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed for approval of each item?

Proposal 1. Directors will be elected by a plurality of the votes cast in person or by proxy, meaning the nine nominees receiving the most votes will be elected directors. A stockholder may not cumulate his or her votes for individual directors.

Proposal 2: The selection of our independent registered public accountant will be ratified if a majority of the votes present in person or by proxy and entitled to vote on the matter are voted in favor of the proposal.

Who will count the vote?

BNY Mellon Shareowner Services will tabulate the votes and act as inspector of election.

Who pays for the cost of this proxy solicitation?

The Company pays for the cost of soliciting proxies on behalf of the Board. The Company also will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners. Proxies may be solicited by mail, telephone, other electronic means or in person. Proxies may be solicited by directors, officers, and regular employees of the Company, none of whom will receive any additional compensation for their services.

How can I obtain a copy of the Company’s Annual Report?

We will promptly provide, upon written or oral request and without charge, a copy of the Company’s annual report on Form 10-K for the fiscal year ended January 25, 2009, including financial statements and financial statement schedules (“FY2009 Form 10-K”), to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012-8790, telephone (805) 498-2111. Any stockholder desiring additional proxy materials, a copy of any other document incorporated by reference in this proxy statement, or a copy of the Company’s Bylaws should similarly contact the Secretary.

How many copies of the proxy statement will I receive if I share my mailing address with another security holder?

Unless we have been instructed otherwise, we are delivering only one proxy statement to multiple security holders sharing the same address. We will however, deliver promptly a separate copy of this proxy statement to a security holder at a shared address to which a single copy of this proxy statement was delivered, upon written or oral request. You may direct this request to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012-8790, telephone (805) 498-2111. If you share an address with another stockholder and wish to receive a single copy of this proxy statement, instead of multiple copies, you may direct this request to us at the address or telephone number listed above. Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

Where can I find general information about the Company?

General information about us can be found on our website at www.semtech.com. The information on our website is for information only and should not be relied on for investment purposes. The information on our website is not incorporated by reference into this Proxy Statement and should not be considered part of this or any other report filed with the Securities and Exchange Commission (“SEC”). We make available free of charge, either by direct access on our website or a link to the SEC website, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. Our reports filed with, or furnished to, the SEC are also available directly at the SEC’s website at www.sec.gov.

ELECTION OF DIRECTORS

(Proposal Number 1)

Nine directors are to be elected at the Annual Meeting, each to serve until the following annual meeting or until a successor is elected and qualified. All of the nominees were elected to their present terms of office by the stockholders, have consented to be named, and have indicated their intent to serve if elected. Unless a proxy directs otherwise, it is intended that the proxies solicited by management will be voted for the election of the nominees listed in the following table. If any nominee should refuse or be unable to serve, the proxyholders will vote the shares for such other person, if any, as shall be designated by the Board.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW

Name, Age as of June 25, 2009, and Positions	Principal Occupation, Business Experience, and Directorships

Rockell N. Hankin Age 62 Director since 1988, Chairman since 2006 Finance Committee Nominating & Governance Committee

Private Investor January 2006 to date. Chief Executive Officer and Principal, Hankin & Co., a diversified business advisory and investment banking firm from June 1986 through December 2005.

Director of three private companies. Vice Chair of the Kavli Foundation.

Mr. Hankin speaks regularly on corporate governance issues at the Duke Capital Markets Director’s Education Institute, UCLA’s Director Certification Program and various other corporate governance programs.

James P. Burra Age 66 Director since 1991, Vice Chair since 2007 Audit Committee Chair

Chief Executive Officer and majority owner of Endural LLC., a manufacturer of a proprietary line of vacuum formed, high density polyethylene containers, since October 2006 and Chief Executive Officer of its predecessors since 1989.

Director of Earl Scheib, Inc., an operator of retail automobile paint and body shops. Former director of Hoover Group, Inc., former parent of Endural.

Glen M. Antle Age 70 Director since 2002 Compensation Committee Nominating & Governance Committee

Chairman of the Board of Directors of Trident Microsystems, Inc., a company that designs, develops, and markets integrated circuits, since November 2006. Acting CEO of Trident November 2006 to October 2007. Chairman of the Board of Directors of Quickturn Design Systems, Inc., an electronic design automation company, from June 1993 to June 1999. Co-founded ECAD, Inc., now Cadence Design Systems, Inc., and served as Chief Executive Officer and Chairman of its Board of Directors 1982 to 1988.

Director of Trident Microsystems, Inc since 1992 and Chairman of the Board since November 2006.

W. Dean Baker Age 66 Director since 2006 Compensation Committee Chair

President of NanoPrecision Holding Company, a privately held company engaged in the development and manufacture of ultra-precision machined mechanical components, since October 2007. Consultant to firms in the technology sector on program reviews as well as evaluations of technical, management, and strategic matters since 1999. Previously served in a variety of leadership positions at Northrop Grumman Corporation, a leading defense contractor, including Vice-President and General Manager of the Defensive Systems Division, Vice-President and General Manager of Combat Support Systems, and Vice-President and TSSAM Program Manager for the Aircraft Division.

Director of NanoPrecision Holding Company and its wholly-owned subsidiary, NanoPrecision Products, Inc., and Data Display Products, a privately held provider of custom LED lighting products.

Bruce C. Edwards Age 55 Director since 2006 Audit Committee Finance Committee

Executive Chairman Emeritus of Powerwave Technologies, Inc., a leading supplier of antenna systems, base station subsystems and coverage solutions to the wireless communications industry, since November 2007 and Executive Chairman February 2005 through November 2007. Chief Executive Officer of Powerwave February 1996 through February 2005. Previously held executive and financial positions at AST Research, Inc, a personal computer company, AMDAX Corporation, a manufacturer of RF modems, and public accounting firm Arthur Andersen and Co.

Director of Emulex Corp.

James T. Lindstrom Age 63 Director since 2002 Audit Committee Nominating & Governance Committee Chair

Chief Financial Officer of eSilicon Corporation, a company that designs and manufactures custom semiconductor chips, since March 2005. Independent consultant from August 2004 to March 2005. From August 2002 through August 2004, Chief Financial Officer of AmmoCore Technology, Inc., a provider of design implementation solutions for the rapid delivery of complex deep sub-micron system ICs. Previously Vice President, Finance and Administration and Chief Financial Officer of Silicon Perspective Corp., which merged with Cadence Design Systems, and Vice President, Chief Operating Officer of Lexra, Inc., a supplier of microprocessor cores designed for the embedded system-on-a-chip market.

Director of Lexra, Inc., a private company.

Mohan R. Maheswaran Age 45 Director since 2006

President and Chief Executive Officer of the Company since April 2006. He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. Previously employed by Elantec Semiconductor as Vice President of Business Development and Corporate Strategy; by Allayer Communications, a communications IC startup acquired by Broadcom; and by IBM Microelectronics, Texas Instruments, Hewlett Packard and Nortel Communications.

Mr. Maheswaran may terminate his employment with the Company and be entitled to severance benefits if the Company fails to nominate him to stand for election as a director for so long as he is its Chief Executive Officer and an incumbent director, unless such nomination is prohibited by law or by any applicable listing standard. See “Potential Payments Upon Termination or Change in Control” below.

John L. Piotrowski USAF (Ret.) Age 75 Director since 2002 Compensation Committee	President and Chief Executive Officer of Aerospace and Management Consulting, an aerospace and technology consulting company, since 1991. Consultant on National Security Programs to aerospace corporations, Senior Advisor to aerospace corporations, the Air Force Research Lab, Joint National Integration Facility (JNIC), the Ground Based Midcourse Ballistic Missile Defense Program Manager, and Missile Defense Agency. Vice President of Science Applications International Corporation (SAIC) from 1995 through January 2000, then consulting employee of SAIC until retirement in February 2004. Previously, a member of the Defense Science Board and consultant and advisor for Lawrence Livermore National Lab and Los Alamos National Lab. Retired from the United States Air Force in 1990 after serving as Commander-in-Chief (CINC) North American Aerospace Defense (NORAD) Command and CINC U.S. Space Command and Vice Chief of Staff.

James T. Schraith Age 51 Director since 1995 Finance Committee Chair

President of BoardEvals, a privately held company engaged in software development and consulting focused on corporate and non-profit governance since August 2008. Additionally, a venture partner with DFJ Frontier, a venture capital limited partnership since May, 2004. Previously held executive positions with Quantum Corp., a computer storage company, Compaq Computer and AST Research, personal computer companies and Schlumberger Ltd., a diversified electronics and oil field services company.

Director of Clear Access, Inc., a private company. Former director of eCullet, Inc., Mutant Logic, Inc., Sierra Logic, Inc., Scope iT, Achievo Corp., JWire, Inc., Schilling Robotics, VisualCalc, Inc. and several other public and private technology companies.

CORPORATE GOVERNANCE

Code of Conduct

The Board has adopted a written Code of Conduct that applies to our directors and everyone in the Company, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct, which is the Company’s written code of ethics under NASDAQ and SEC rules, expresses the Company’s commitment to the highest standards of ethical business conduct.

Corporate Governance Guidelines

The Board has adopted written Corporate Governance Guidelines that set forth key principles that guide its actions. Some of these principles are discussed below.

Independence

Our Board has determined that all current directors, other than Mr. Maheswaran, are independent under applicable NASDAQ and SEC rules, and the Board is comprised of a majority of independent directors. The Board determined that Mr. Maheswaran does not meet the independence standards due to his employment by the Company.

Evaluation of Chief Executive Officer Performance

In concert with our Compensation Committee per that Committee’s charter, the Board of Directors oversees and evaluates the performance of the Chief Executive Officer on an ongoing basis. Such evaluation includes regular assessment of his performance against goals and objectives established in connection with his compensation programs, as well as his overall performance in leading and managing the Company.

Transactions with Related Parties

We have adopted a written Related-Person Transaction Policy, approved by the Audit Committee and the Board, which provides guidelines for the disclosure, review, ratification and approval of transactions with our directors, executive officers, 5% shareholders and their immediate family members in which the amount involved exceeds or reasonably can be expected to exceed $120,000. The policy supplements our other policies or procedures that may be applicable to a transaction, including our Code of Conduct. Under the Code of Conduct, all directors and employees are expected to avoid actual or apparent conflicts between personal interests and Company interests. The policy is administered by the Audit Committee and related-person transactions must be terminated unless approved or ratified by the Audit Committee in accordance with the terms of the policy. In making its determination, the Audit Committee is to take into account all relevant factors and material facts it deems significant and consider, including:

•	the size and materiality of the transaction and the amount of consideration payable to the related-person;

•	the nature of the interest of the related-person;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms;

•	whether there are business reasons to enter into the transaction; and

•	whether the transaction is fair to the Company.

Meetings

Directors are expected to devote sufficient time to the Board and its committees to carry out their duties and responsibilities effectively. It is expected that each director will be available to attend all meetings of the Board and any committees on which the director serves, as well as the Company’s annual meeting of shareholders. During the Company’s last fiscal year, the Board held six regularly scheduled meetings, two special meetings and 31 committee meetings. Each of the incumbent directors attended 75% or more of the aggregate of the meetings of the board and the meetings of the committees of the board on which he served. As is our practice, the independent directors met in an executive session without management present at several of these meetings, including at three board meetings and two committee meetings. It is the policy of the Company that all of the directors attend the Annual Meeting of Stockholders unless important personal reasons prohibit it. All of our directors attended last year’s meeting, held in June 2008, with the exception of Mr. Antle.

Continuing Education

Each director is expected to take steps reasonably necessary to enable the director to function effectively on the Board and Committees on which the director serves, including becoming and remaining well informed about the Company, the industry, and business and economic trends affecting the Company. Each director is also expected to take steps reasonably necessary to keep informed on principles and practices of sound corporate governance. The Company provides each director with membership in the National Association of Corporate Directors (“NACD”) and each director is required to attend, at the Company’s expense, an accredited director education program at least once every two years. Since the last annual meeting, all of our directors, with the exception of Mr. Maheswaran, have fulfilled or exceeded this requirement through participation in programs sponsored by prominent universities, the NACD, and other professional organizations.

Committees

The Board has an Audit Committee, Compensation Committee, Finance Committee, and Nominating and Governance Committee. Committee assignments and designations of committee chairs are made annually by a vote of the Board at the annual organizational meeting of directors held in conjunction with the Annual Meeting of Stockholders. All committees are authorized to engage advisors as deemed necessary to carry out their duties and each committee is charged with conducting an annual self-evaluation and assessment of its charter. Current committee assignments are set forth in the following table.

Director	Audit	Compensation	Finance	Nominating and Governance
Rockell N. Hankin Chairman of the Board			Member	Member
James P. Burra Vice Chairman of the Board	Chair
Glen M. Antle		Member		Member
W. Dean Baker		Chair
Bruce C. Edwards	Member		Member
James T. Lindstrom	Member			Chair
John L. Piotrowski		Member
James T. Schraith			Chair
Number of meetings during FY09	9	11	6	5

Audit Committee

The Board has determined that each member of the Audit Committee is independent as defined by NASDAQ and SEC rules applicable to audit committee members, financially sophisticated as defined by NASDAQ rules, and an audit committee financial expert as defined by SEC rules.

The Audit Committee’s responsibilities are set forth in a written charter and include appointing and overseeing the engagement of the Company’s independent registered public accounting firm; reviewing the scope and results of the audit conducted by the independent accountant; reviewing the Company’s significant accounting policies; overseeing the Company’s internal audit function; reviewing the independent accountant’s assessment of the adequacy of the Company’s internal controls over financial reporting; and reviewing and approving the financial statements to be included in the Company’s Annual Report on Form 10-K. The Audit Committee meets periodically with the Company’s independent accountant without the presence of Company management. The Audit Committee has also been designated by the Board to serve as the Company’s Qualified Legal Compliance Committee, within the meaning of Section 205 of the SEC’s Standards of Professional Conduct for Attorneys.

The Audit Committee has also adopted a policy regarding pre-approval of services to be provided by the Company’s independent registered public accountant, which is described below under the heading “POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES,” and procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, which are described below under the heading “CONTACTING THE BOARD OF DIRECTORS”.

Compensation Committee

The Compensation Committee’s written charter requires that it consist of no fewer than three Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2009, the Compensation Committee consisted of at least three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements. The Compensation Committee Charter sets forth the purpose and responsibilities of the Compensation Committee, which include reviewing and approving goals and objectives for Mr. Maheswaran, our CEO, and evaluating his performance against those goals and objectives, determining (or recommending to the Board for determination) all elements of his compensation and that of our other executive officers, reviewing the Company’s management development programs and succession plans, overseeing and periodically reviewing the operation of the Company’s incentive programs and benefit plans, carrying out all responsibilities and functions assigned to it by the documents governing the Company’s incentive programs and benefit plans, making and approving equity awards, and reviewing and making recommendations to the Board with respect to compensation for non-employee directors.

Finance Committee

By written charter, the Finance Committee is charged with advising the Board on matters of finance, including assisting the Board in setting policies governing the strategic investment in, or acquisition of, securities or other assets; advising with respect to the capital structure of the Company, including the issuance of both debt and equity securities; and advising with respect to the Company’s dividend policy.

Nominating and Governance Committee

The Nominating and Governance Committee’s written charter charges it with assisting the Board by identifying and evaluating individuals qualified to become members of the Board and recommending director nominees to the Board for selection. This committee is also responsible for making recommendations regarding the size of the Board, the Board offices of Chair and Vice Chair, the number and nature of the Board’s committees, member assignments and rotation, and committee chairs; overseeing the evaluation of the Board; and making recommendations regarding corporate governance matters. The Board has determined that each member of the Nominating and Governance Committee is independent as defined by NASDAQ rules.

Corporate Governance Materials

The following materials are available on the Company’s website at www.semtech.com or by sending a request for a paper copy to the Company Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790.

•	Bylaws
•	Code of Conduct
•	Corporate Governance Guidelines
•	Audit Committee Charter
•	Compensation Committee Charter
•	Finance Committee Charter
•	Nominating and Governance Committee Charter
•	Director Nominations Policy
•	Director Compensation Policy
•	Related Persons Transaction Policy
•	Board Committee Assignments

CONTACTING THE BOARD OF DIRECTORS

General Business Matters

Our Annual Meeting provides an opportunity for stockholders to speak directly with the Board regarding appropriate matters. Stockholders also may communicate with the Board, or any committee or director, about Company business by writing to such party in care of the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California, 93012-8790. Security holders are encouraged to include evidence of their holdings with their communications. The Company’s Secretary will forward communications as applicable to the Chairman of the Board, Committee Chair, or individual named director if a communication is directed to an individual director. Any communication deemed to involve an accounting matter will be sent to the Chair of the Audit Committee. The foregoing process is in accordance with the process adopted by a majority of the independent members of the Board, which includes procedures for collecting, organizing, and otherwise handling such communications.

Accounting Matters

The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (“Accounting Matters”). Employees with concerns regarding Accounting Matters may report their concerns in writing to our Chief Financial Officer, Chief Executive Officer or the General Counsel. Employees may also report concerns regarding Accounting Matters anonymously directly to the Audit Committee via the on-line confidential reporting system maintained by the Company. Non-employee complaints regarding Accounting Matters may be reported by writing to the Audit Committee c/o the Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

DIRECTOR NOMINATIONS

Board Membership Qualifications

All persons nominated to serve as a director of the Company should possess the minimum qualifications as determined by our Board of Directors. The qualifications noted below are not exhaustive. The Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

Key qualifications include:

•	Integrity. All candidates must be individuals of personal integrity and ethical character.

•

Absence of Conflicts of Interest. Candidates should not have any interests that would materially impair his or her ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

•

Fair and Equal Representation. Candidates must be able to represent fairly and equally all shareholders of the Company without favoring or advancing any particular shareholder or other constituency of the Company.

•	Achievement. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor.

•	Oversight. Candidates are expected to have sound judgment, based on management or policy-making experience that demonstrates an ability to function effectively in an oversight role.

•

Business Understanding. Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to the Company, including regulatory obligations and governance concerns of a public issuer; strategic business planning; competition in a global economy; and basic concepts of corporate finance.

•

Available Time. Candidates must be prepared to devote adequate time to the Board and its committees. It is expected that each candidate will be available to attend all meetings of the Board and any committees on which the candidate will serve, as well as the Company’s annual meeting of shareholders.

Evaluation of Nominees

The Nominating and Corporate Governance Committee will identify potential candidates for Board membership, when applicable, through professional search firms and/or personal referrals. Candidacy for Board membership requires the final approval of the full Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the Annual Meeting of Stockholders. Stockholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder nominations set forth in this Proxy Statement. Candidates (including those proposed by our stockholders) are evaluated by the Nominating and Corporate Governance Committee through recommendations, resumes, personal interviews, reference checks and other information deemed appropriate by the Committee.

Recommendation of a Director Candidate for Consideration by the Nominating and Governance Committee

The Nominating and Governance Committee will consider recommendations for director nominations submitted by stockholders. Submissions for the 2010 Annual Meeting must be received no later than April 7, 2010; must otherwise be made in accordance with our Director Nominations Policy; and must include all information specified in that policy. The Nominating and Governance Committee will only consider candidates who satisfy the Company’s minimum qualifications for director, as set forth in our Director Nomination Policy, including that directors represent the interests of all stockholders. One of the factors that will be taken into account in considering a stockholder recommendation is the size and duration of the recommending stockholder’s ownership interest in the Company and whether the stockholder intends to continue holding that interest through the annual meeting date. Stockholders should be aware that it is the general policy of the Company to re-nominate qualified incumbent directors.

Direct Nomination of a Director Candidate

Under the Company’s Bylaws, director nominations will be considered untimely and ineligible to come properly before the Company’s 2010 Annual Meeting if notice of such nomination is not received by the Company by April 7, 2010. A stockholder making a director nomination must be a stockholder of record on the date the required notice is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790 and must contain the following information:

(a) as to each person whom the stockholder proposes to nominate for election as a director:

(i)	the name, age, business address, residence address, and principal occupation or employment of the person,

(ii)	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person,

(iii)	a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and

(iv)	any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement, if any, as nominee and to serving as a director if elected); and

(b) as to such stockholder giving notice:

(i)	the name and record address of the stockholder who intends to make the proposal and the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder,

(ii)	a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to introduce the business specified in the notice,

(iii)	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

(iv)	any material interest of the stockholder in such business, and

(v)	any other information that is required to be provided pursuant to Regulation 14A under the Exchange Act.

STOCKHOLDER PROPOSALS

Stockholder Proposals to be included in Next Year’s Proxy Statement

The Company must receive stockholder proposals for the 2010 Annual Meeting no later than January 22, 2010 in order to be considered for inclusion in the Company’s proxy materials. Stockholder proposals must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Under the Company’s Bylaws, proposals by stockholders submitted outside the process of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely and ineligible to come properly before the Company’s 2010 Annual Meeting if notice of such proposal is not received by the Company by April 7, 2010. The proposal must be a proper matter for stockholder action under Delaware law and the stockholder bringing the proposal must be a stockholder of record on the date the required notice of the proposal is given to the Company and on the record date for the meeting. The required notice must be submitted in writing to the Company’s Secretary at the Company’s headquarters at 200 Flynn Road, Camarillo, California 93012-8790 and must contain the information set forth in section (b) of “Direct Nomination of a Director Candidate” above.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION POLICY

Our directors who are not also employed by the Company (“Non-Employee Directors”) receive a cash retainer for their services based on their position on the board, their committee service, and their position within any committee. Our Non-Employee Directors also receive equity-based compensation.

Cash Retainer Fees.

Since July 1, 2007, the cash retainer fees for Non-Employee Directors are as follows:

Description	Annual Retainer
Annual Retainer	$45,000

Additional Retainer for Chairman of the Board	$50,000

Committee Chair Retainer (Standing Committees)
Audit Committee	$20,000
Compensation Committee	$15,000
Nominating & Governance Committee	$10,000
Finance Committee	$10,000

Committee Retainer (Standing Committees)
Audit Committee	$10,000
Compensation Committee	$ 7,500
Nominating & Governance Committee	$ 5,000
Finance Committee	$ 5,000

The Committee Retainer is payable to each member of a committee who is not also the chairman of that committee. The chairman of a committee is entitled to receive only the Committee Chair Retainer for that particular committee. Fees are paid quarterly in advance. Directors are also reimbursed for their reasonable expenses incurred in connection with their services.

Our Board of Directors has adopted a program for fiscal year 2010 reducing the cash compensation payable to Non-Employee Directors. Under this program, the cash retainer is reduced by 15% in any fiscal year 2010 fiscal quarter in which the Company implements a furlough, time-off, or comparable cost-savings program for employees. Such Company program was implemented for the first and second quarters of fiscal year 2010.

Equity Award Grants

The equity awards made to Non-Employee Directors in fiscal year 2009 were made from the Long Term Stock Incentive Plan approved by the Company’s shareholders in 2008 (the “2008 Plan”). Since June 14, 2007, Non-Employee Directors receive equity awards on the following terms:

Initial Option Grant. Generally, each Non-Employee Director (who was not an employee of the Company immediately prior to joining the Board) will receive an option to purchase 20,000 shares of the Company’s common stock upon his or her initial election or appointment to the Board. These options vest in annual installments over the four-year period following the grant date beginning on the first anniversary of the grant date.

Semi-Annual Option Grants. On each January 1 and July 1, each Non-Employee Director then in office receives an option to purchase 5,000 shares of the Company’s common stock. These options vest in equal annual installments over the four-year period following the grant date, beginning on the first anniversary of the grant date. Once vested, stock options generally remain exercisable until their normal expiration date. However, vested stock options may terminate earlier in connection with a change in control transaction. Our Non-Employee Directors generally have 90 days to exercise vested stock options following their departure from the Board. Unvested options terminate immediately when the director leaves the Board for any reason other than death, disability, or board retirement (termination of Board service after ten years of service as a director or after five years Board service if the director is then age 65), in which cases the options fully vest immediately and the exercise period is generally extended to three years following the director’s departure from the Board. Further, if the Non-Employee Director dies or suffers a disability within the three years following board retirement and prior to termination of the option, the option generally remains exercisable for three years after the death or disability. Directors Antle, Burra, Hankin, Piotrowski, and Schraith currently meet the eligibility requirements for board retirement.

Annual Stock Unit Grant. On each July 1, each Non-Employee Director then in office receives an award of restricted stock units. The number of restricted stock units is determined by dividing $70,000 by the closing price of the Company’s common stock on the grant date, rounded down to the nearest whole number. Each vested restricted stock unit will be paid in cash upon the termination of the Non-Employee Director’s service with the Company, in an amount equal to the closing price of our common stock on such date. The stock units vest on the first anniversary of the award, subject to pro-ration if the Non-Employee Director’s service terminates for other than death or disability. The stock units fully vest upon death or disability. The stock units carry no voting rights or other stock ownership rights. If the Company pays a cash dividend before the stock units have been paid or terminated, the Non-Employee Director will be credited with additional stock units equivalent to the value of the dividend. The additional stock units will be subject to the same vesting schedule as the original stock unit to which they relate.

DIRECTOR COMPENSATION – FISCAL YEAR 2009

The following table presents information regarding the compensation of individuals who were Non-Employee Directors during fiscal year 2009. The compensation paid to Mr. Maheswaran is presented below under “EXECUTIVE COMPENSATION”, including in the table entitled “SUMMARY COMPENSATION TABLE – FISCAL YEAR 2009” and the related explanatory tables.

NON-EMPLOYEE DIRECTOR COMPENSATION - FISCAL YEAR 2009
	Fees earned or	Stock	Option	All Other
Name	paid in cash (1)	Awards (2)	Awards (2)	Compensation	Total
Chairman Hankin	$90,000	$71,365	$125,767	-	$287,132
Vice Chairman Burra	55,000	71,365	108,609	-	234,974
Mr. Antle	47,500	71,365	104,341	-	223,206
Mr. Baker	60,000	71,365	51,797	-	183,162
Mr. Edwards	60,000	71,365	51,797	-	183,162
Mr. Lindstrom	55,000	71,365	104,341	-	230,706
Mr. Piotrowski	42,500	71,365	104,341	-	218,206
Mr. Schraith	45,000	71,365	110,683	-	227,048

(1)	For the period commencing July 1, 2007 and ending June 30, 2008, the retainer fees payable to certain Non-Employee Directors was reduced by the amount of retainer fees attributable to the director’s services for this period that has previously been foregone by the Director in exchange for the grant of a stock option in fiscal year 2003. For Mr. Hankin, the amount of the foregone retainer applicable to fiscal year 2009 is $15,000 and for each of Messrs. Antle, Burra, Lindstrom, Piotrowski and Schraith, the amount of the foregone retainer applicable to fiscal year 2009 is $10,000.

(2)	The amounts and values noted do not necessarily correspond to any actual value that will be realized by a recipient. The stock award and option award amounts reflected in the table, and the grant-date values noted below, are computed in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payments” (“SFAS 123R”) based upon assumptions set forth in Note 8 to the Company’s financial statements filed with the SEC on Form 10-K on March 26, 2009, and in comparable financial statement notes filed with the SEC in previous Annual Reports on 10-K. The awards are valued as of the grant date disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by our Non-Employee Directors in fiscal year 2009. On July 1, 2008 each Non-Employee Director was awarded 5,068 restricted stock units that vest on July 1, 2009. The fair value of each such restricted stock unit on the grant date was $13.81 and the fair value of the award on the grant date was $69,989. At the end of fiscal year 2009, each Non-Employee Director held 9,043 restricted stock units. Each Non-Employee Director was awarded 5,000 stock options on July 1, 2008 and on January 1, 2009. Each of the stock option awards granted on July 1, 2008, had a value equal to $26,769 on the grant date, and each of the stock option awards granted on January 1, 2009, had a value equal to $20,247 on the grant date. The following table presents the number of outstanding and unexercised option awards held by each of our Non-Employee Directors as of the end of fiscal year 2009.

Outstanding Options at End of Fiscal Year 2009
		Number of Shares Subject to Outstanding
		Option Awards at Fiscal Year End
	Director	[split-adjusted]
Name	Since	Vested	Unvested	Total
Chairman Hankin	1988	146,047	25,000	171,047
Vice Chairman Burra	1991	130,698	25,000	155,698
Director Antle	2002	80,698	25,000	105,698
Director Baker	2006	8,334	26,666	35,000
Director Edwards	2006	8,334	26,666	35,000
Director Lindstrom	2002	80,698	25,000	105,698
Director Piotrowski	2002	74,948	25,000	99,948
Director Schraith	1995	130,698	25,000	155,698

BENEFICIAL OWNERSHIP OF SECURITIES

The table below indicates the number of shares of the Company’s common stock owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares. All information regarding shareholders who are not directors or officers is based on the Company’s review of information filed with the SEC on Schedule 13G. The information provided to the SEC is as of December 31, 2008.

This table also shows the number of shares held as of May 1, 2009, and stock options exercisable within 60 days of such date, by each of our directors, each of our named executives, and by all of our directors, named executives and other executive officers as a group.

	Beneficial Ownership of Common Stock

	Number of Shares (4)(5)	%(5)
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street, Baltimore, MD 21202	3,949,800	6.5

Kornitzer Capital Management Inc (2) 5420 West 61st Place, Shawnee Mission, KS 66205	3,724,609	6.1

Capital Research Global Investors (3) 333 South Hope Street, Los Angeles, CA 90071	3,366,050	5.5

Rockell N. Hankin, Chairman of the Board	381,987	*

James P. Burra, Vice Chairman of the Board (4)	172,698	*

Glen M. Antle, Director	80,698	*

W. Dean Baker, Director	11,667	*

Bruce C. Edwards, Director (4)	18,667	*

James T. Lindstrom, Director	100,698	*

John L. Piotrowski, Director	75,148	*

James T. Schraith, Director	206,958	*

Mohan R. Maheswaran, Director and Chief Executive Officer	566,828	*

Emeka Chukwu, Vice President and Chief Financial Officer	135,157	*

Alain Dantec, Senior Vice President	75,790	*

James J. Kim, Vice President	227,429	*

Jeffrey T. Pohlman, Senior Vice President (4)	461,653	*

All Directors and Executive Officers as a group (20 persons including those named above) (4)	3,194,731	5.2

*	Less than 1%

(1)	As reported in Schedule 13G/A filed on February 11, 2009 by T. Rowe Price Associates (“Price Associates”). Price Associates disclaimed beneficial ownership of these securities and reported that not more than 6.5% of such securities is owned by any one client subject to the investment advice of Price Associates. Price Associates reported sole dispositive power for all 3,949,800 shares, sole voting power for 1,062,000 of the shares, and no shared voting power.

(2)	As reported in a Schedule 13G filed on January 9, 2009 by Kornitzer Capital Management Inc (“KCM”). KCM reported sole voting power with respect to 3,724,609 of the shares and sole dispositive power as to 3,570,295 of the shares.

(3)	As reported in Schedule 13G filed on February 17, 2009 by Capital Research Global Investors, a division of Capital Research and Management Company (“CRMC”). CRMC reported sole voting power with respect to 3,366,050 of the shares and sole dispositive power as to 3,366,050 of the shares.

(4)	The reported shares include shares held in family trusts under which voting and/or dispositive power is shared: Mr. Burra (42,000 shares), Mr. Edwards (7,000 shares), and Mr. Pohlman (156,809 shares). Other shares reported under “All Executive Officers and Directors as a group” may be held jointly by Executive Officers and their spouses, held solely by their spouses, held in revocable family trusts in which voting and/or dispositive powers may be shared with or rest in others, or held by other persons through whom they are deemed to have beneficial ownership of the shares.

(5)	The ownership percentage is based on 61,024,810 shares outstanding as of May 1, 2009 and the numerator and denominator include the shares, shown above, which the individual has the right to acquire within 60 days thereof through the exercise of stock options. Although the shares that could be acquired by an individual are deemed to be outstanding in calculating the ownership percentage of that individual and of the group, they are not deemed to be outstanding as to any other individual.

The number of shares shown in the table includes unvested restricted stock as to which the holder has voting power but no dispositive power and shares that could be acquired within 60 days of May 1, 2009 by the exercise of stock options:

	Unvested restricted stock	Options exercisable within 60 days
Chairman Hankin	-	-
Vice Chairman Burra	-	-
Director Antle	-	-
Director Baker	-	3,333
Director Edwards	-	3,333
Director Lindstrom	-	-
Director Piotrowski	-	-
Director Schraith	-	-
Mr. Maheswaran	51,666	16,667
Mr. Chukwu	40,000	40,333
Mr. Dantec	23,333	8,333
Mr. Kim	34,666	16,000
Mr. Pohlman	16,666	10,667
All Directors and Executive Officers as a group	252,994	160,000

EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Age as of June 25, 2009	Position

Mohan R. Maheswaran	45	President and Chief Executive Officer

Emeka Chukwu	46	Vice President, Finance and Chief Financial Officer

Kenneth J. Barry	61	Vice President, Human Resources

Clemente Beltran	39	Vice President, Worldwide Operations

Kevin P. Caffey	50	Vice President, Quality, Reliability and Technology

Alain Dantec	59	Senior Vice President and General Manager, Advanced Communication and Sensing Products

Randall H. Holliday	59	Vice President, General Counsel and Secretary

James J. Kim	52	Vice President, Worldwide Sales and Marketing

Jeffrey T. Pohlman	59	Senior Vice President and General Manager, Protection Products

Simon M. Prutton	45	Vice President and General Manager, Power Management Products

Jose Vargas	52	Vice President and General Manager, Power Discrete Products

J. Michael Wilson	53	Senior Vice President, Business Development and Chief Technology Officer

Mr. Maheswaran joined the Company in April 2006 as President and Chief Executive Officer (“CEO”). He was Executive Vice President and General Manager of Intersil Corporation, a company that designs and manufactures analog semiconductors, from June 2002 until March 2006, responsible for managing and overseeing the design, development, applications and marketing functions for Intersil’s Analog Signal Processing Business unit. From June 2001 to May 2002, he was Vice President of Marketing, Business Development and Corporate Strategy for Elantec Semiconductor, Inc., a company that designed and manufactured analog integrated circuits before its acquisition by Intersil in May 2002. He was Vice President of Business Development and Corporate Strategy of Elantec Semiconductor from January 2001 to June 2001. Mr. Maheswaran has also been employed by Allayer Communications, a communications IC startup acquired by Broadcom; IBM Microelectronics; Texas Instruments; Hewlett Packard and Nortel Communications.

Mr. Chukwu joined the Company in November 2006 as Chief Financial Officer. He previously had been employed in various financial positions at Intersil Corporation, a company that designs and manufactures analog semiconductors, since 2002. His most recent position was Vice President, Finance, in which capacity he served since February 2006 with responsibility for all financial management affairs of the corporation’s business units and worldwide operations. He served as the Controller of Intersil’s Analog Signal Processing Group and Worldwide Operations from May 2002 through January 2006, responsible for financial planning, budget management, and related financial oversight functions. From July 1999 through April 2002, he was the Corporate Controller of Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Barry joined the Company in December 2006 as Vice President of Human Resources. From August 2004 to September 2006 he was the Senior Vice President of Human Resources at Move.com with responsibility for all human resources and corporate ethics programs for North America. He was the Senior Vice President Human Resources for SuperConductor Technologies from 2002 until July 2004, responsible for all global human resource, corporate ethics, and environmental, health and safety programs. He has more than 30 years of experience working in a broad range of industries, including positions with Nortel, Harman International, and Exel Logistics.

Mr. Beltran joined the Company as Vice President of Operations in July 2006. Prior to joining the Company, he was employed from May 2002 to April 2006 at Intersil Corporation, a company that designs and manufactures analog semiconductors. He served in various operations positions of increasing responsibility, with primary focus on manufacturing planning, inventory management, and management of subcontractor operations. From June 2000 through May 2002, he was the Director of Operations for Elantec Semiconductor, Inc., a manufacturer of analog integrated circuits that was acquired by Intersil in 2002.

Mr. Caffey joined the Company in June 2004 as Vice President of Quality, Reliability and Technology. He was employed by LSI Logic Corporation from 1998 to 2004, last serving as Director of Worldwide Reliability. Mr. Caffey has also been employed by Symbios Logic, Hyundai Electronics America, AT&T and NCR Corporation.

Mr. Dantec was promoted to Senior Vice President of Advanced Communications and Sensing Products in June 2007. He previously served as the Company’s Vice President of Wireless and Sensing Products from June 2005. He joined us as result of the Company’s June 2005 acquisition of XEMICS S.A. a privately held company engaged in design, manufacturing, and sales of ultra-low power analog, mixed signal, and radio frequency (RF) integrated circuits, where he served as Chief Executive Officer since 2001. Prior to joining Xemics, Mr. Dantec was CEO of Atmel Nantes a subsidiary of Atmel in France from 1996 to 2001. He has more than 30 years experience in the semiconductor industry in a broad range of technical and management positions within such leading companies as ATMEL, the Temic Group, Harris, and Alcatel.

Mr. Holliday joined us in October 2008 and was appointed Vice-President, General Counsel and Secretary in November 2008. Prior to Semtech, he served as General Counsel and Secretary at Power-One, Inc., a manufacturer of power management and power control products, from 2001 through 2008, where he had responsibility for worldwide legal affairs. From 1994 through 2000, he held the position of Secretary and General Counsel with Xircom, Inc. His 30 years of experience in the legal field also includes positions with Johnson Controls, Inc., Manpower Incorporated, and service as a Staff Judge Advocate with the U.S. Air Force.

Mr. Kim was appointed Vice President of Worldwide Sales and Marketing in February 2007, after serving as Vice President of Global Handset Sales since March 2004. He was Director of Sales and Marketing for Korea and Japan from April 2000 to March 2004. He was Marketing Manager from May 1997 to April 2000. He has also held various engineering positions since beginning his employment with the Company in 1986.

Mr. Pohlman was promoted to Senior Vice President of Protection Products in June 2007 after serving as Vice President of Protection Products since 1998. He has worked for the Company in various engineering roles since 1988. Mr. Pohlman was previously employed by Supertex Inc., Fairchild Camera and Instrument, Inc., and National Semiconductor in various technical and managerial roles.

Mr. Prutton was appointed as Vice President and General Manager of Power Management Products in May 2008. Prior to Semtech, from August 2007 to May 2008 Mr. Prutton was the CEO of Akros Silicon, a privately held power management company engaged in the Power over Ethernet market. Prior to Akros he was employed from August 2002 to August 2007 at Intersil Corporation, a company that designs and manufactures analog semiconductors, serving in a number of positions, last being as Vice President & General Manager of the Analog & Mixed Signal Business Unit at Intersil, responsible for managing design, product engineering, test development, marketing and application functions of the business unit. His experience also includes employment by National Semiconductor and Micrel Semiconductor.

Mr. Vargas was appointed Vice President and General Manager of Power Discrete Products in August of 2008. He joined the Company in January 1996 as Distribution Sales Manager and went on to serve as Director of Worldwide Sales Operation and Distribution since 2000. Jose has 18 years experience working within distribution in various sales and marketing positions with prominent distributors of high technology electronic components.

Mr. Wilson was appointed Senior Vice President and Chief Technology Officer in May 2008 after serving as Senior Vice President of Power Management Products since June 2007 and serving as Vice President of that unit since 2001. He joined us as the result of the 1995 acquisition of ECI Semiconductor where he was Vice President and Chief Operating Officer. He has more than 20 years experience in the semiconductor industry in a broad range of technical and management positions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on its review of the SEC Forms 3, 4 and 5 received by the Company, or written representations from reporting persons that they were not required to file such forms, the Company believes that, with respect to transactions during the fiscal year ended January 25, 2009, its officers and directors complied with all Section 16(a) filing requirements, with the exception that a late Form 4 was filed on March 2, 2009, for Mr. Beltran relating to a single transaction which took place on September 18, 2008.

COMPENSATION DISCUSSION AND ANALYSIS

General Discussion

The Compensation Committee of the Board believes that attracting and retaining qualified individuals who are committed to the Company’s long-term success and capable of delivering on such commitment is key to the Company’s current and future success. In line with that belief, the Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders.

The Company’s Executive Compensation Philosophy

Pay-for-performance is at the heart of the Company’s executive compensation programs. That philosophy provides incentives for executives to achieve both short-term and long-term objectives, and rewards Company performance and individual’s contributions to that performance.

Use of Quantitative and Qualitative Measurements

The Compensation Committee believes that executive compensation should be based on objectively determinable factors, such as comparisons to peer companies, operating income, revenue growth, earnings per share and other financial and operational metrics. The Compensation Committee also believes that executive compensation should be based on subjective factors, such as leadership, how well each executive helps the Company achieve its strategic goals, each executive’s ability to develop subordinates, and each executive’s efforts to enhance the Company’s relationship with key stakeholders. The use of these factors, however, does not prevent the Compensation Committee from adjusting compensation up or down if, after considering all of the circumstances, it believes total compensation can be structured to better serve the shareholders’ interests.

Role of Management, Consultants & Others in Determining Compensation

All decisions regarding compensation of our executive officers are made exclusively by the Compensation Committee acting on behalf of the Board. The Compensation Committee, however, relies on our management to help fulfill these responsibilities and relies on our CEO to evaluate the performance of executives who report to him and to make recommendations about their compensation.

In addition, the Compensation Committee may engage the services of outside advisers, experts and others to assist the Compensation Committee. During fiscal year 2009, the Compensation Committee engaged the services of Mercer (US), Inc. to advise and inform the committee in its review of executive officer compensation, including competitiveness and comparison to peer companies. During fiscal year 2009, the Compensation Committee engaged the services of Radford Surveys + Consulting to evaluate the competitiveness of the Company’s equity granting practices. Additionally, the Compensation Committee evaluates our compensation policies and practices in comparison to the published standards of third-party proxy advisory services used by many institutional investors.

Benchmarking

While the Compensation Committee does not have a formal policy regarding benchmarking, when determining base salary, target bonus levels and target annual long-term incentive award values for executives, the Committee considers survey data and compensation practices at peer companies gathered by our compensation consultants. In selecting our peer group, the committee focuses on companies that are similar to us in terms of industry, size and business characteristics, and, like us, focus their business on analog and mixed signal semiconductors and integrated circuits. In fiscal year 2009, for purpose of benchmarking our executive compensation, the Compensation Committee compared our compensation with that of the following companies considered as a group (collectively the “Peer Group”): Amis Holdings, Inc.; Applied Micro Circuits Corporation; Cirrus Logic, Inc.; Diodes, Incorporated; Integrated Silicon Solution, Inc.; Intersil Corporation; Micrel, Incorporated; Microsemi Corporation; Monolithic Power Systems; Pericom Semiconductor Corporation; PMC-Sierra, Inc.; Power Integrations, Inc.; Sigmatel, Inc.; Silicon Laboratories, Inc.; Skyworks Solutions, Inc.; Standard Microsystems Corporation; TriQuint Semiconductor, Inc.; and Zarlink Semiconductor, Inc.

The Compensation Committee believes that for years in which the Company outperforms its peer average and successfully executes on its annual business plan, total direct compensation (generally referring to all compensation other than benefits) paid to our executives ought to be positioned between the 50th percentile and the 75th percentile for executives in equivalent positions. We believe our fiscal year 2009 performance was superior to that of our peers because, despite the global economic recession, we had record revenue growth, increased our available cash and had better stock price performance. Reflecting these accomplishments, for fiscal year 2009 our named executives’ actual pay positioning relative to their peers for base salary, annual cash incentive (bonus) targets, long-term equity incentive awards, and total direct compensation was as follows:

	25th %ile	Median	75th %ile

Base salary	X

Short-term Incentives	X

Total Annual Cash	X

Long-term Incentives	X

TOTAL DIRECT COMPENSATION	X

Consideration of Global Economic Recession

The global economic recession has impacted and will continue to affect our compensation programs. The Compensation Committee and our management team recognize that during such times, even superior efforts to create additional value in the company may not immediately result in positive changes to our stock price or the factors that affect compensation. While the Compensation Committee intends to continue to reward superior efforts based on the Company’s pay-for-performance philosophy, it recognizes it is likely that components of compensation going forward will decline at this time of global economic recession and uncertainty.

For fiscal year 2009, the Company and its management achieved impressive operational results, including record revenues and significant operating income and revenue growth. And, we performed better than the majority of the companies in our Peer Group in terms of stock price performance over both a one-year and three-year period. However, as a result of the global recession, it is likely our named executives will not realize economic benefits from our past stock option awards for far longer periods of time (if ever) than we originally intended. Also, because it is now expected that the Company will not meet certain performance targets set in our prior grants of Performance-Based Restricted Stock Awards, those grants are unlikely to be an incentive to our executives. Most grants made pursuant to our long-term equity incentive programs were based on assumptions about market conditions which no longer remain tenable due to the global economic recession. Despite the loss of incentive value resulting from the changing economic conditions, consistent with its stated objective of aligning the interests of executives with those of shareholders, the Compensation Committee is not recommending or implementing adjustments to or “re-pricing” of such grants.

Also in response to the current economic conditions, in the last quarter of fiscal year 2009, our executives participated in cost reduction programs that included taking two weeks of time off from work, either using accrued vacation or taking the time unpaid. This allowed the Company to save approximately 15% of the base salary compensation expense for each executive. Also, effective the first and second quarters of fiscal year 2010, the Company (1) suspended its historic practice of making matching contributions into our 401(k) plan participants’ accounts, (2) suspended its historic practice of making matching contribution into our deferred compensation plan participants’ accounts, and (3) continued the practice of its executives taking two weeks off each quarter, either using accrued vacation or taking the time unpaid. Management and the Compensation Committee intend to review the continued effect and benefit of these actions on a quarterly basis in light of then current economic and business conditions.

Named Executive Officer Compensation

Compensation to our named executives consists of four elements: base salary; annual cash incentive (bonus) awards; equity incentive awards; and other compensation items (including perquisites, benefits and severance). The Committee assesses each of these elements independently from the other elements to ensure that the amount paid to each named executive for each compensation element is reasonable and, as a function of overall compensation paid, ensures that compensation for each named executive is reasonable in its totality.

Distribution of Compensation

The Compensation Committee distributes compensation between each of these elements on the basis of its usefulness to meet one or more of our compensation objectives. For instance, the Compensation Committee believes that for executive officers, a greater proportion of total compensation should consist of variable, performance-based components, such as bonuses, which can increase or decrease to reflect changes in corporate and individual performance on an annual basis, and equity compensation, which can reinforce management’s commitment to enhancing profitability and stockholder value over the long-term. Other factors the Compensation Committee considers in determining the appropriate distribution of compensation for the Company’s executives include the executive’s past and expected future contributions to the Company, the position of the executive, the recognized expense to the Company for equity grants under SFAS 123R, internal pay equity, benchmarking against our Peer Group, and, for our CEO, consideration of his historic sales of Company stock.

For fiscal year 2009, total compensation for the Company’s named executives was distributed as follows:

Named Executive Officer	Base Salary	Annual Cash Incentive (Bonus) Awards	Long- Term Equity Incentives	Other Compensation	Total
Mr. Maheswaran Chief Executive Officer	13.6%	15.1%	68.3%	3.0%	100%
Mr. Chukwu Chief Financial Officer	21.2%	16.0%	57.9%	4.9%	100%
Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	34.4%	19.4%	40.6%	5.6%	100%
Mr. Kim VP, Worldwide Sales and Marketing	22.5%	14.9%	56.8%	5.8%	100%
Mr. Pohlman SVP & GM, Protection Products	22.8%	16.7%	56.9%	3.7%	100%

Base Salary

Base salaries are intended to provide a base level of compensation to executive officers for serving as the senior management of the Company and are paid to our executives in recognition of the skills, experience and day-to-day contributions the executive makes to the Company. Salaries for our named executives are reviewed by the Compensation Committee on an annual basis. In setting base salary, the Compensation Committee considers the performance of the executive, Company performance, tenure of the executive, prior changes to the executive’s compensation, internal equity and benchmarking against our Peer Group. For newly hired executives, the Compensation Committee will also consider the executive’s compensation history and the compensation required to attract the executive to the Company. It is the goal of the Compensation Committee to establish executive officers’ base salaries near the median of our Peer Group for equivalent positions and responsibilities.

For fiscal year 2009, the Compensation Committee eliminated the benefit of a car allowance previously provided to our US-based executives and provided a corresponding $10,050 increase in base salary. Also, the base salary of Mr. Chukwu, our CFO, was increased in August, 2008, from $230,050 to $260,000, an approximately 13% percent increase. The increase was made to reward Mr. Chukwu for outstanding performance and to better align his compensation with that of other CFOs within our Peer Group. Notwithstanding these changes, we recognize that our named executives’ base salaries are significantly below our target positioning relative to our Peer Group. In response to the industry downturn and general economic conditions, however, the Compensation Committee has not authorized any base salary increase for our named executives in fiscal year 2010.

Annual Cash Incentive (Bonus) Awards

Annual cash incentive (bonus) awards are designed to encourage executive officers to attain certain strategic, operational and financial goals which can be measured and evaluated on an annual basis but which may not be immediately reflected in our stock price. Our bonus targets are generally higher than those of our Peer Group because our base salaries are significantly lower than most of our Peer Group and because we believe paying reasonably attainable performance-based bonuses is consistent with our pay-for-performance philosophy. In fiscal year 2009, cash incentive awards were between 33% and 47% of all non-equity compensation paid to our named executives.

Executive Bonus Plan

Our named executives (other than our CEO) participate in a cash incentive bonus plan (the “Executive Bonus Plan”) which provides them an opportunity to earn an annual cash bonus based on their individual performance and the ability of the Company to achieve certain financial goals. The financial goals are established by the Compensation Committee at the start of the applicable fiscal year. Under the Executive Bonus Plan, each executive officer has a targeted bonus potential expressed as a percentage of salary. For fiscal year 2009, our named executive’s target bonus potential (as a percentage of their base salary) was as follows:

Named Executive Officer	Percentage of Base Salary
Mr. Chukwu Chief Financial Officer	80%
Mr. Dantec SVP & GM, Advanced Communication and Sensing Products	70%
Mr. Kim VP, Worldwide Sales and Marketing	75%
Mr. Pohlman SVP & GM, Protection Products	70%

Forty percent (40%) of the target bonus potential is based on the executive’s individual performance (the “Individual Performance Portion”) and sixty percent (60%) of the target bonus potential is based on the Company’s attainment of the operating income goals (the “Company Performance Portion”) set by the Compensation Committee at the start of the fiscal year.

For the Individual Performance Portion the Compensation Committee considers the CEO’s assessment of the executive, the performance of the business unit or department the executive is responsible for managing, the executive’s contributions to achievement of the Company’s financial and operational goals and strategic objectives, and the ability of the executive to lead and develop key subordinates.

For fiscal year 2009, the Company Performance Portion of the Executive Bonus Plan was calculated by reference to the following table:

FY2009 Non-GAAP Operating Income as a Percentage of FY2008 Non-GAAP Operating Income	Percentage of Attainment
0 to 100%	0%
105%	80%
119%	90%
133%	100%
169%	148%
250% or above	250%

We use a non-GAAP operating income metric to calculate the Company Performance Portion because we believe it is the best measure of our core operating performance. It is also the metric regularly used by our management to assess the Company’s achievement of its business plan. Consistent with our historic practices, our non-GAAP operating income goals are established at the start of the fiscal year, and exclude specific items which are outside of our core operating results. These items include the impact of stock option grants, legal expenses relating to securities litigation, restructuring costs, amortization of intangible assets, and other nonrecurring items.

The Executive Bonus Plan also contains a right for the Company to recover any bonus payment made to any executive in the event the Compensation Committee determines that any fraud or misconduct by the executive caused the Company to have to file a material restatement of its financial statements.

As a result of the Compensation Committee’s favorable assessment of each named executive’s individual performance in fiscal year 2009, these executives received all of the Individual Performance Portion of their target award. No named executive received a full payout of the Company Performance Portion of the target award. Instead, the executives were paid 80% of the Company Performance Portion based on our fiscal year 2009 Non-GAAP operating income results being over 105% of the comparable result for fiscal year 2008.

CEO Bonus Plan

In June, 2008, the Compensation Committee implemented a new annual cash incentive (bonus) plan for our CEO (the “CEO Bonus Plan”). This change was made in recognition of the unique role of the CEO and the desire to motivate him to achieve additional goals that are not measured in the Executive Bonus Plan. Under the CEO Bonus Plan, the CEO has a targeted bonus potential expressed as a percentage of salary, which the CEO is able to receive upon the achievement of certain financial goals and based upon the Board’s assessment of the CEO’s performance. The plan also contains a right for the Company to recover any bonus payment made to the CEO in the event the Company must file a material restatement of its financial statements because of the fraud or misconduct of the CEO.

For fiscal year 2009, Mr. Maheswaran’s target annual bonus was equal to 125% of his base salary and was based on preexisting organizational and individual performance factors, as follows:

•

40% of the target bonus was based on the Company’s attainment of non-GAAP operating income goals. Attainment of this portion of the CEO Bonus Plan is calculated in the same manner as the Company Performance Portion of the Executive Bonus Plan;

•

25% of the target bonus was based on revenue achievement goals. Attainment of this portion of the CEO Bonus Plan is calculated using the following formula (provided the resulting percentage cannot be greater than 200% nor less than 0%):

Attainment Percentage	=	100% multiplied by	(2009 Net Revenue minus 2008 Net Revenue)
(Net Revenue from the 2009 Annual Business Plan minus 2008 Net Revenue)

•

20% of the target bonus was based on the Company’s achievements in revenue growth and earnings per share growth relative to such growth at the following companies (collectively the “CEO Bonus Peers”): Analog Devices, Inc., Intersil Corporation, Linear Technology Corporation, Maxim Integrated Products, Inc., Micrel, Incorporated, Microsemi Corporation, National Semiconductor Corporation, and Power Integrations, Inc. These companies were selected in advance based upon their similarities to the Company in terms of industry focus, size and business characteristics, and how well comparisons to their performance are likely to serve as a performance incentive to Mr. Maheswaran. Attainment of this portion of the CEO Bonus Plan is calculated by reference to the following chart indicating the level of Company performance and the corresponding percentage of attainment:

Revenue Growth Relative to CEO Bonus Peers	Earnings Per Share Growth Relative to CEO Bonus Peers	Percentage of Attainment
Below 50th percentile	Below 50th percentile	0%
Below 50th percentile	50th percentile or better	50%
50th percentile or better	Below 50th percentile	50%
50th to 75th percentile	50th to 75th percentile	100%
75th percentile or better	50th to 75th percentile	150%
50th to 75th percentile	75th percentile or better	150%
75th percentile or better	75th percentile or better	200%

; and

•

15% of the target bonus was based on the Compensation Committee’s assessment of our CEO’s individual performance. Under the CEO Bonus Plan, the Compensation Committee has the discretion to award from 0% to 200% of the target attributable to this factor.

For fiscal year 2009, Mr. Maheswaran received a total payout under the CEO Bonus Plan of $452,337, which resulted from the Compensation Committee’s assessment of the applicable performance factors. Mr. Maheswaran received 80% of the portion of the target award based on non-GAAP operating income as a result of non-GAAP operating income in fiscal year 2009 being over 105% of that for fiscal year 2008. Mr. Maheswaran received 25% of the portion of the target award based on the revenue factor after calculation of the formula described in the plan. Mr. Maheswaran received 100% of the portion of the target award based on how well our revenue growth and earnings per share growth compared to the CEO Bonus Peers, as the Company performed between the 50th and the 75th percentile. Based upon our Board’s highly favorable assessment of Mr. Maheswaran’s performance in fiscal year 2009, including his overall leadership, development of his management team, improvements in the Company’s strategic planning process, improved management of company inventories, and his leadership of the Company through the difficult economic conditions present in the fourth quarter, the Compensation Committee awarded him the maximum amount of the target award attributable to his individual performance.

Equity Incentive Awards

The Compensation Committee believes that equity awards help to align the interests of executives with those of shareholders, motivates executives to create value in the Company over a longer-term than bonus awards, and encourages our executives to avoid taking excessive risk. We have five types of equity incentive awards applicable to our named executives: stock options, performance-based stock options, restricted stock awards, performance-based restricted stock units, and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines.

In determining the aggregate amount of equity incentive awards to grant each executive, the Compensation Committee considers the value of such awards in comparison to awards to comparable executives within our Peer Group. The Compensation Committee believes that in years, such as our fiscal year 2009, in which the Company outperforms its peers and successfully executes on its annual business plan, equity-based incentives granted to our named executives ought to be positioned between the 50th percentile and the 75th percentile for executives in equivalent positions within our Peer Group. In addition, the Compensation Committee considers the individual’s performance, the expense to the Company for equity grants under SFAS No. 123R, the potential dilutive effect such grants may have on existing shareholders, and, for our CEO, the accumulated wealth prior equity awards have created.

In considering which type of equity grant to make each executive, the Compensation Committee considers the motivational effect each such award will have. While stock options motivate our executive officers by providing more potential upside, particularly in a growing market, restricted stock or unit grants expose our executives to downside risk. The committee also believes that generally half of our restricted stock or unit awards should be performance-based with the remainder being service-based. In fiscal year 2009, allocation of the value of the equity awards which are performance-based (stock options and performance-based restricted stock unit awards) compared to equity awards which are service-based (restricted stock or unit awards and executive ownership restricted stock unit awards), valued as of the grant date, were as follows:

Executive	Performance-Based Equity Grants	Service-Based Equity Grants
Mr. Maheswaran	75.0%	25.0%
Mr. Chukwu	55.5%	44.5%
Mr. Dantec	57.5%	42.5%
Mr. Kim	56.1%	43.9%
Mr. Pohlman	60.6%	39.4%

Non-Qualified Stock Options

The Compensation Committee believes stock option grants are a useful tool to motivate executives to focus on overall corporate performance over the long-term and to align their interests with those of our stockholders. This occurs because our stock option grants provide economic value to our executives only if our stock price increases from the date of the grant to the date the stock option is exercised. All of our stock option grants to our executives are considered “non-qualified” for tax purposes, which generally provide a more favorable tax benefit to the Company than “incentive stock options.” Generally, stock option grants to our named executives vest annually over three years from the date of grant and terminate six years from the date of grant.

Stock Options with EPS-Growth Vesting Requirement

At the time he was hired, Mr. Maheswaran was granted the option to purchase up to 250,000 shares of Company stock subject to a performance-based vesting requirement. A portion of these options vest each year, but only to the extent the earnings per share (“EPS”) of the Company grows at a rate that is equal to or better than the average EPS growth at certain specified companies, considered as a group. 25% of the award vests in any year the Company’s EPS equals the average EPS of the specified companies. There may also be incremental additional vesting depending on how much better the Company performed in this area, up to a maximum of 50% of the shares vesting in any year if the Company’s EPS exceeds that of all of the specified companies. No shares vest in any year if the Company’s EPS is less than the average EPS of our peers for that year. As of the end of fiscal year 2009, 125,000 of these options have vested. After the end of fiscal year 2009, the Compensation Committee determined that the performance criteria was satisfied as to the remaining unvested portion of these options, and as a result they vested on April 3, 2009.

Restricted Stock Awards (Stock and/or Units)

The Compensation Committee believes grants of Restricted Stock Awards are particularly useful to motivate executives to avoid undue risk and to align their interests with those of our stockholders. This is because our grants of Restricted Stock Awards have intrinsic economic value which can be increased or decreased depending on the changes to our stock price from the date of the grant. Our Restricted Stock Awards represents a contingent right to receive one share of our common stock or, in the Committee’s discretion, the payment of cash for each unit in an amount equal to our share price. Restricted Stock Awards to our named executives vest annually over three years from the date of grant.

Performance-Based Restricted Stock Units

Our Performance-Based Restricted Stock Units vest only upon achievement of certain goals related to cumulative net revenue and cumulative operating income over a three year performance period. Because these revenue and income goals are set far in advance of the end of the performance periods and are set at levels that are difficult to attain, we believe these grants induce our executives to focus on long-term revenue and income growth. The number of Performance-Based Restricted Stock Units that can vest range from 0% to 200% of the original target award, depending upon the actual revenue and operating income generated by the Company. If the performance goals are met, one half of any vested Performance-Based Restricted Stock Units are payable in an equal number of shares of the Company’s common stock; the other half are payable in cash, based on the closing price of the Company’s common stock on the last day of the performance period. Performance-Based Restricted Stock Units granted to our named executives vest three years from the date of grant, subject to the Company’s attainment of the applicable performance goals.

In fiscal year 2009, in addition to the Performance-Based Restricted Stock Units granted to our named executives based on the criteria stated above, the Compensation Committee granted Mr. Maheswaran an additional 40,000 units in recognition of their favorable assessment of his performance and to ensure his total compensation was not more significantly below his peers than it would be without the award.

Executive Ownership Restricted Stock Units

To help our executives achieve the level of executive stock ownership targeted by the Compensation Committee, the committee granted Executive Ownership Restricted Stock Units to its executives. The Compensation Committee believes these grants further its goal of aligning executives’ interests with those of stockholders by rewarding executives for long-term performance and requiring long-term holding of the underlying equity. It is the intention of the committee to grant Executive Ownership Restricted Stock Units on an annual basis to each of its executive officers in an amount equal to 20% of their then current base salary, so that after five years they will have met the goal of equity ownership in an amount approximately equal in value to the executive’s base salary. The vested portion of Executive Ownership Restricted Stock Units are generally payable only six months after the executive’s employment with the Company terminates. Executive Ownership Restricted Stock Units granted in fiscal year 2009 vest on the fifth anniversary of the grant.

Other Compensation

Perquisites & Benefits

During fiscal year 2009, we did not provide any significant perquisites to our named executives. We did provide our named executives certain benefits at the same level and offering made available to other employees, including our 401(k) plan, health care plans, life insurance plans, and other welfare benefit programs. As well, each of our employees working at our Neuchatel, Switzerland facilities, including our named executive residing and working in Europe, Mr. Dantec, is provided the benefit of participating in our defined contribution pension benefit plan arrangements established for our employees pursuant to applicable Swiss retirement insurance laws.

In addition to the standard benefits offered all employees, our US- based executives and other senior managers are eligible to participate in our non-qualified deferred compensation plan. The plan allows our executives to elect to defer base salary and bonus income. The plan is unfunded and unsecured, however the Company maintains life insurance policies on the lives of certain current and former participants in the plan, the benefit and accrued value of which is intended to cover a majority of the plan’s accrued liability. For fiscal year 2009, the Company matched, on a dollar for dollar basis, up to the first 20% of employee contributions for the CEO and CFO, up to the first 15% for participants at the Vice President level, and up to the first 10% for other participants. Effective January 26, 2009, the Company suspended the matching contribution on behalf of all participants.

Severance

The Compensation Committee evaluates the level of severance benefits, if any, to be provided to a named executive on a case-by-case basis. Only Mr. Maheswaran and Mr. Dantec are covered by severance agreements.

At the time Mr. Maheswaran was hired in 2006, the Compensation Committee determined that providing him with certain severance protections was material to attracting him to the Company and appropriate in light of his position within the Company, his overall compensation package and the restrictions on his ability to work for our competitors after he is no longer working for the Company. In the event the employment of Mr. Maheswaran is terminated for reasons other than death, disability or “cause”, or if he terminates the employment for “good reason”, as those terms are defined in his offer letter, he will be entitled to twelve months of his annual base salary, twelve months continued welfare plan (medical, dental, life and long-term disability insurance) coverage, and accelerated vesting of up to 25% of the equity awards granted to him when he started his employment. All of these benefits are contingent upon Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment.

Our agreement with Mr. Dantec provides that he may be terminated by the Company only by providing him three months advance notice. In addition to the notice requirement, should the Company terminate his employment, the Company must pay Mr. Dantec severance equal to three months of his salary, unless he has committed gross misconduct in which case no severance is owed.

Change in Control Benefits

The Compensation Committee generally does not believe any executive should be entitled to severance benefits merely because a change in control occurs. However, in recognition of the continued reliance the Company would place on Mr. Maheswaran leading up to and during such a critical time and the need to provide a material inducement for him to remain with the Company during such time, pursuant to his original employment offer letter, the Company provides Mr. Maheswaran with certain enhanced severance benefits if, within twelve months following a “change in control”, his employment is terminated for reasons other than death, disability or “cause”, or if he terminates the employment for “good reason”, as those terms are defined in his offer letter. In the event the employment of Mr. Maheswaran is terminated under such circumstances, he will be entitled to cash severance benefits equal to two times his annual base salary, two times his annual target bonus, a pro-rated bonus for the fiscal year of the termination, up to twenty-four months continued welfare plan (medical, dental, life and long-term disability insurance) coverage, and accelerated vesting of the all equity awards granted to him in connection with the commencement of his employment. In addition, when Mr. Maheswaran was hired in 2006, the Company agreed to reimburse him for the full amount of any excise taxes imposed on or arising from our severance benefits paid to him as a result of a change in control. We currently estimate that no such excise tax is likely to be imposed, even if a change of control does occur. All of these benefits are contingent upon Mr. Maheswaran’s execution of a release agreement which, among other things, releases the Company from liability relating to his employment.

Also, under the terms of our 1998 equity incentive plan (“1998 Plan”), if there is a change in control of the Company and the successor entity does not assume the obligation for the stock option or other equity-based award, then most unvested stock options and other equity based awards will become fully vested if, within 12 months following a “change in control”, the executive is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the 1998 Plan). For our performance-based restricted stock units, the performance period will terminate immediately prior to such event and the number of units that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals to reflect the shortened performance period. In addition, our deferred compensation plan provides for vesting of account balances upon involuntary termination within 18 months of a change in control.

Other Compensation Policies

Stock Ownership Guidelines

To further our objective of aligning the interests of management with stockholders, in fiscal year 2009, the Compensation Committee adopted Company stock ownership guidelines for our executive officers. Under the guidelines, each of our executive officers should acquire and maintain a level of ownership of Company stock that has a value approximately equal to their base salary. The ownership level is to be achieved within five years of the effective date of the guidelines (for officers serving as of the adoption of the guidelines) or the date the person first becomes an executive officer for newly hired or promoted executive officers. To facilitate our executives meeting this requirement, we have granted and expect to continue to grant, annually, Executive Ownership Restricted Stock Units to our executive officers.

Description of Employment Arrangements

All of our named executives are employed on an at-will basis and none is employed under an employment agreement for a fixed term. We do, however, issue written offer letters to prospective employees that set forth their initial compensation and other material terms including, in the case of Mr. Maheswaran and Mr. Dantec, post-termination severance obligations.

Section 162(m) Considerations

For federal and most state income tax purposes, no more than $1 million of compensation paid to the chief executive officer and certain other executive officers may be deducted in a taxable year unless the compensation is performance based. Stock options awarded under the Company’s long-term equity incentive plans are intended to meet the requirements for deductible performance-based compensation. Certain of our other incentive plans may also qualify for such tax treatment. However, the Company’s goal of preserving the deductibility of compensation is secondary in importance to achievement of its compensation objectives. The Compensation Committee retains discretion to grant time-based restricted stock and other forms of non-performance-based compensation when it determines the importance of meeting the Company’s compensation objectives outweighs the potential loss of a tax deduction to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement, portions of which are incorporated by reference in the Company’s Annual Report on Form 10-K for fiscal year 2009.

Respectfully submitted by THE COMPENSATION COMMITTEE

W. Dean Baker, Chair                        Glen M. Antle                        John L. Piotrowski

This Compensation Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates the Compensation Committee Report by reference therein.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee members whose names appear on the Compensation Committee Report above currently comprise the Compensation Committee. All three directors served on the Committee during all of fiscal year 2009. No member of our Compensation Committee during fiscal year 2009 is or has been an executive officer or employee of the Company, and no member of the Compensation Committee had any relationship requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of our executive officers now serve, or served during fiscal year 2009, as a director or a member of a compensation committee (or other committee performing an equivalent function) of another entity that had one of its executive officers serving on our Board or Compensation Committee during fiscal year 2009 or currently.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE - FISCAL YEAR 2009
Name and Principal Position	Year	Base Salary	Bonus	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Mr. Maheswaran Chief Executive Officer	2009	$409,231	$-	$675,857	$1,374,114	$452,337	$90,265	$3,001,804
	2008	396,234	-	635,792	1,036,513	600,000	244,754	2,913,293
	2007	330,773	-	353,648	716,590	205,000	143,088	1,749,099
Mr. Chukwu Chief Financial Officer	2009	241,787	-	322,519	337,583	183,040	55,680	1,140,609
	2008	210,716	50,000	157,490	168,321	154,000	95,026	835,553
	2007	42,308	50,000	-	-	8,360	12,113	112,781
Mr. Dantec (4) SVP & GM, Advanced Communications and Sensing Products	2009	287,789	-	192,346	146,073	161,995	46,336	833,539
	2008	-	-	-	-	-	-	-
	2007	-	-	-	-	-	-	-
Mr. Kim (4) VP, Worldwide Sales and Marketing	2009	239,232	-	283,517	321,686	158,443	62,719	1,065,597
	2008	226,443	-	134,016	193,461	138,000	62,206	754,126
	2007	-	-	-	-	-	-	-
Mr. Pohlman SVP & GM, Protection Products	2009	226,094	-	137,840	425,390	165,000	36,323	990,647
	2008	215,588	-	58,702	272,459	157,500	48,861	753,110
	2007	203,098	-	-	358,024	141,500	45,835	748,457

(1)	These amounts reflect the accounting expense to the Company for equity-based grants made to our named executives and do not necessarily correspond to any actual value that will be realized by such executives. The amounts are computed in accordance with the SFAS No.123R, and based upon assumptions set forth in Note 8 to the Company’s financial statements filed with the SEC on Form 10-K on March 26, 2009, and in comparable financial statement notes filed with the SEC in previous Annual Reports on Form 10-K. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the executives during the Company’s fiscal year ended January 25, 2009.

(2)	Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2009 reflect the amounts paid to our CEO under our CEO Bonus Plan and amounts paid to our other executive officers under the terms of our Executive Bonus Plan. The amounts shown for each fiscal year represent payments made for performance in the fiscal year that were made in following fiscal year.

(3)	In addition to the contributions to our 401-K Plan, deferred compensation plans and a governmentally mandated international defined-contribution pension plan described in the following table, All Other Compensation includes a car allowance for each of our named executives and amounts received by Mr. Maheswaran, Mr. Chukwu and Mr. Kim in connection with the refund of excess contributions under our Executive Compensation Plan (see Nonqualified Deferred Compensation - Fiscal Year 2009).

Employer Contributions to Compensation Plans
Name	401K Plan	Deferred Compensation Plan	Statutory (Swiss) Defined-Contributon Pension Plan
Mr. Maheswaran	$ 6,854	$ 81,893	$ -
Mr. Chukwu	-	48,428	-
Mr. Kim	7,478	35,957	-
Mr. Pohlman	3,902	31,833	-
Mr. Dantec	-	-	40,134

(4)	Mr. Dantec became a named executive for the first time in fiscal year 2009. Mr. Kim became a named executive for the first time in fiscal year 2008.

Grants of Plan-Based Awards in Fiscal Year 2009

The following table presents information regarding the equity awards granted to the named executives during fiscal year 2009 and the non-equity incentive awards granted during fiscal year 2009. The material terms of each award are described below under “Description of Plan-Based Awards.”

GRANTS OF PLAN-BASED AWARDS - FISCAL YEAR 2009 (1)
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Options Awards (per share)	Grant Date Fair Value of Stock and Option Awards (5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Maheswaran		$215,276	$512,563	$820,100	-	-	-	-	-	-	-
NQ	2/28/2008	-	-	-	-	-	-	-	50,000	$13.15	$254,615
RSA	2/28/2008	-	-	-	-	-	-	20,000	-	-	263,000
PSU	2/28/2008	-	-	-	12,000	60,000	120,000	-	-	-	789,000
OSU	3/14/2008	-	-	-	-	-	-	6,400	-	-	85,760
Mr. Chukwu		99,840	208,000	395,200	-	-	-	-	-	-	-
NQ	2/28/2008	-	-	-	-	-	-	-	21,000	13.15	106,938
RSA	2/28/2008	-	-	-	-	-	-	15,000	-	-	197,250
PSU	2/28/2008	-	-	-	3,000	15,000	30,000	-	-	-	197,250
OSU	3/14/2008	-	-	-	-	-	-	3,500	-	-	46,900
Mr. Dantec		85,517	178,161	338,506	-	-	-	-	-	-	-
NQ	2/28/2008	-	-	-	-	-	-	-	25,000	13.15	127,307
RSA	2/28/2008	-	-	-	-	-	-	12,500	-	-	164,375
PSU	2/28/2008	-	-	-	2,500	12,500	25,000	-	-	-	164,375
OSU	3/14/2008	-	-	-	-	-	-	3,800	-	-	50,920
Mr. Kim		86,418	180,038	342,071	-	-	-	-	-	-	-
NQ	2/28/2008	-	-	-	-	-	-	-	21,000	13.15	106,938
RSA	2/28/2008	-	-	-	-	-	-	12,000	-	-	157,800
PSU	2/28/2008	-	-	-	2,400	12,000	24,000	-	-	-	157,800
OSU	3/14/2008	-	-	-	-	-	-	3,700	-	-	49,580
Mr. Pohlman		78,977	164,535	312,617	-	-	-	-	-	-	-
NQ	2/28/2008	-	-	-	-	-	-	-	32,000	13.15	162,954
RSA	2/28/2008	-	-	-	-	-	-	12,500	-	-	164,375
PSU	2/28/2008	-	-	-	2,500	12,500	25,000	-	-	-	164,375
OSU	3/14/2008	-	-	-	-	-	-	3,600	-	-	48,240

Legend

NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award

RSA	Restricted Stock Awards	OSU	Executive Ownership Restricted Stock Unit

(1)	All Non-Equity Incentive Plan Awards made to Mr. Maheswaran were made pursuant to the terms of our CEO Bonus Plan adopted in June 2008. All Non-Equity Incentive Plan Awards made to our other Named Executive Officers were made pursuant to the terms of our Executive Bonus Plan. Upon adoption of the CEO Bonus Plan, Mr. Maheswaran became ineligible to receive awards pursuant to the Executive Bonus Plan. All equity awards were made pursuant to the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the “1998 Plan”). The terms of all awards are described above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.”

(2)	All Non-Equity Incentive Plan Awards were paid to executives in fiscal year 2010 for their efforts in fiscal year 2009. There is no guaranteed minimum under the applicable plan. For each named executive, the “Threshold” represents the amount which would be paid assuming no amount is attributed to their individual performance and each factor attributed to Company performance is paid at the lowest level at which any payout is still made; the “Target” represents the executive’s base salary multiplied by the target award percentage established for the executive; and the “Maximum” represents the maximum amount payable pursuant to the applicable plan assuming the maximum amount is attributed to their individual performance and each factor attributed to Company performance is paid at the maximum level. Pursuant to its terms, the maximum amount payable to Mr. Maheswaran under the CEO Bonus Plan is limited to 200% of his base salary.

(3)	These columns represent awards of Performance–Based Restricted Stock Units. The terms of such awards are described above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” There is no guaranteed minimum payout.

(4)	The awards reflected in this column represent Restricted Stock Awards and Executive Ownership Restricted Stock Units. The terms of such awards are described above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.”

(5)	The valuation of equity awards is computed in accordance with SFAS 123R and based upon assumptions set forth in Note 8 to the company’s financial statements filed with the SEC on Form 10-K on March 26, 2009. The awards are valued as of the date of grant, disregarding any estimate of forfeitures related to service-based vesting conditions.

Description of Fiscal Year 2009 Plan-Based Awards

Non-Equity Incentive Plan Awards

As described above under the heading “COMPENSATION DISCUSSION AND ANALYSIS”, we have two non-equity incentive plans applicable to our named executives, our CEO Bonus Plan for Mr. Maheswaran and our Executive Bonus Plan for our other named executives. These plans generally provide a cash payout only in the event certain pre-established company and individual performance objectives are met. Under the plans, each named executive has a targeted bonus potential expressed as a percentage of salary. In fiscal year 2009, payouts to Mr. Maheswaran were based on our operating income, revenue and earnings per share and our board of director’s assessment of his individual performance. For our other named executives, payouts were based on our operating income and assessments of their individual performance by our CEO. The applicable performance criteria and targets in place for fiscal year 2009 under our CEO Bonus Plan and our Executive Bonus Plan are discussed in detail above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” Awards under these plans are generally only paid to executives who are employed by the Company on the date awards are paid, which generally occurs in the first quarter following the end of the applicable fiscal year. The plans also include a right of the Company to recover any payment to an executive in the event the executive’s fraud or misconduct led to the need for a material restatement of the Company’s financial statements for the applicable fiscal year.

Equity Incentive Plan Awards

In fiscal year 2009, we granted four types of equity incentive awards to our named executives: “non-qualified” stock options (“NQ-Options”), restricted stock awards (“RSAs”), performance-based restricted stock units (“PSUs”), and restricted stock units granted to help our executives satisfy our executive stock ownership guidelines (“OSUs”). These equity incentive awards are described above under the heading “COMPENSATION DISCUSSION AND ANALYSIS.” All equity awards made in fiscal year 2009 were made pursuant to the Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated (the “1998 Plan”), and the award certificates applicable to such awards. Awards of NQ-Options and RSAs vest over three years from the date of their grant. Awards of RSAs and OSUs represent a right to receive one share of our common stock or, at the Company’s discretion, the payment of cash for each unit in an amount equal to our share price. Awards of PSUs generally vest three years from the date of their grant and only to the extent the Company achieves certain pre-established performance objectives relating to cumulative net revenue and cumulative operating income over the vesting period. These revenue and income goals are set far in advance of the end of the performance periods and are set at levels that are difficult to attain. Half of any vested PSUs are payable in an equal number of shares of our common stock and the other half are payable in cash based on the closing price of the Company’s common stock on the last day of the vesting period. Awards of OSUs vest on the fifth anniversary of the date of the grant and are generally payable only six months after the executive’s employment with the Company terminates. None of the equity incentive awards granted in fiscal year 2009 entitle the recipient to dividend rights, except for RSAs which contain a right to receive cash dividends. Such right to receive cash dividends is forfeited, however, to the extent the underlying shares do not vest. As described more fully under the heading “Potential Payments Upon Termination or Change in Control,” under certain circumstances the vesting of some or all of our equity awards to our named executives will be accelerated upon the executive’s termination from the company or upon a change in control.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of January 25, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights that Have Not Vested
Mr. Maheswaran
3/14/2008 - OSU (1)	-	-	-	$-	-	6,400	$73,664	-		$-
2/28/2008 - PSU (2)	-	-	-	-	-	-	-	60,000	690,600
2/28/2008 - NQ (3)	-	50,000	-	13.15	02/28/14	-	-	-	-
2/28/2008 - RSA (4)	-	-	-	-	-	20,000	230,200	-	-
6/6/2007 - PSU (2)	-	-	-	-	-	-	-	60,000	690,600
6/6/2007 - NQ (3)	16,667	33,333	-	16.14	06/06/13	-		-	-
6/6/2007 - RSA (4)	-	-	-	-	-	13,333	153,463	-	-
4/3/2006 - NQ (3)	125,000	125,000	-	17.89	04/03/12
4/3/2006 - NQ (5)	125,000	-	125,000	17.89	04/03/12	-	-	-	-
4/3/2006 - RSA (6)	-	-	-	-	-	31,250	359,688	-	-
	266,667	208,333	125,000			70,983	$817,015	120,000	$1,381,200

Mr. Chukwu
3/14/2008 - OSU (1)	-	-	-	$-	-	3,500	$40,285	-		$-
2/28/2008 - PSU (2)	-	-	-	-	-	-	-	15,000	172,650
2/28/2008 - NQ (3)	-	21,000	-	13.15	02/28/14	-	-	-	-
2/28/2008 - RSA (4)	-	-	-	-	-	15,000	172,650	-	-
6/6/2007 - PSU (2)	-	-	-	-	-	-	-	15,000	172,650
6/6/2007 - NQ (3)	40,334	80,666	-	16.14	06/06/13	-	-	-	-
6/6/2007 - RSA (4)	-	-	-	-	-	30,000	345,300	-	-
	40,334	101,666	-			48,500	$558,235	30,000	$345,300

Mr. Dantec
3/14/2008 - OSU (1)	-	-	-	$-	-	3,800	$43,738	-		$-
2/28/2008 - PSU (2)	-	-	-	-	-	-	-	12,500	143,875
2/28/2008 - NQ (3)	-	25,000	-	13.15	02/28/19	-	-	-	-
2/28/2008 - RSA (4)	-	-	-	-	-	12,500	143,875	-	-
6/6/2007 - PSU (2)	-	-	-	-	-	-	-	12,500	143,875
6/6/2007 - NQ (3)	8,334	16,666	-	16.14	06/06/18	-	-	-	-
6/6/2007 - RSA (4)	-	-	-	-	-	15,000	172,650	-	-
9/29/2005 - NQ (3)	22,500	7,500	-	15.54	09/29/16	-	-	-	-
	30,834	49,166	-			31,300	$360,263	25,000	$287,750

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
(split-adjusted)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price (Per Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout value of Unearned Shares, Units or Other Rights that Have Not Vested
Mr. Kim
3/14/2008 - OSU (1)	-	-	-	$-	-	3,700	$42,587	-	$-
2/28/2008 - PSU (2)	-	-	-	-	-	-	-	12,000	138,120
2/28/2008 - NQ (3)	-	21,000	-	13.15	02/28/14	-	-	-	-
2/28/2008 - RSA (4)	-	-	-	-	-	12,000	138,120	-	-
6/6/2007 - PSU (2)	-	-	-	-	-	-	-	10,000	115,100
6/6/2007 - NQ (3)	16,000	32,000	-	16.14	06/06/13	-	-	-	-
6/6/2007 - RSA (4)	-	-	-	-	-	26,666	306,926	-	-
9/29/2005 - NQ (3)	13,500	4,500	-	15.54	09/29/15	-	-	-	-
08/18/2004 - NQ (3)	15,000	-	-	17.48	08/18/14	-	-	-	-
5/20/2004 - NQ (3)	20,000	-	-	22.13	05/20/14	-	-	-	-
08/21/2003 - NQ (3)	15,000	-	-	17.35	08/21/13	-	-	-	-
12/5/2002 - NQ (5)	20,000	-	-	13.03	12/05/12	-	-	-	-
08/29/2002 - NQ (3)	10,000	-	-	14.05	08/29/12	-	-	-	-
10/03/2001 - NQ (3)	10,000	-	-	25.67	10/03/11	-	-	-	-
12/22/2000 - NQ (3)	15,000	-	-	15.38	12/22/10	-	-	-	-
8/4/1999 - NQ (3)	29,418	-	-	14.00	08/04/09	-	-	-	-
	163,918	57,500	-			42,366	$487,633	22,000	$253,220

Mr. Pohlman
3/14/2008 - OSU (1)	-	-	-	$-		3,600	$41,436	-	$-
2/28/2008 - PSU (2)	-	-	-			-	-	12,500	143,875
2/28/2008 - NQ (3)	-	32,000	-	13.15	02/28/14	-	-	-	-
2/28/2008 - RSA (4)	-	-	-			12,500	143,875	-	-
6/6/2007 - PSU (2)	-	-	-			-	-	12,500	143,875
6/6/2007 - NQ (3)	10,667	21,333	-	16.14	06/06/13	-	-	-	-
6/6/2007 - RSA (4)	-	-	-	-	-	8,333	95,913	-	-
9/29/2005 - NQ (3)	37,500	12,500	-	15.54	09/29/15	-	-	-	-
8/18/2004 - NQ (3)	45,000	-	-	17.48	08/18/14	-	-	-	-
8/21/2003 - NQ (3)	40,000	-	-	17.35	08/21/13	-	-	-	-
8/29/2002 - NQ (3)	40,000	-	-	14.05	08/29/12	-	-	-	-
10/3/2001 - NQ (3)	15,000	-	-	25.67	10/03/11	-	-	-	-
12/22/2000 - NQ (3)	20,000	-	-	15.38	12/22/10	-	-	-	-
05/11/2000 - NQ (3)	60,000	-	-	25.88	05/11/10	-	-	-	-
	268,167	65,833	-			24,433	$281,224	25,000	$287,750

Legend

NQ	Non-Qualified Stock Options	PSU	Performance-Based Restricted Stock Unit Award

RSA	Restricted Stock Awards	OSU	Executive Ownership Restricted Stock Unit

(1)	These Executive Ownership Restricted Stock Units (OSUs) vest on March 14, 2013.

(2)	The performance stock units (PSUs) vest based on achievement of certain goals related to cumulative net revenue and cumulative operating income over a stated performance period. If such goals are satisfied, the PSUs granted on June 6, 2007, vest on January 25, 2010, and the PSUs granted on February 24, 2008, vest on February 24, 2011.

(3)	These non-qualified stock options have a time-based vesting schedule and vest in approximately three or four equal annual installments on the anniversary date of the applicable grant, as indicated:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date	4th Vesting Date
2/28/2008	2/28/2009	2/28/2010	2/28/2011	-
6/6/2007	6/6/2008	6/6/2009	6/6/2010	-
4/3/2006	4/3/2007	4/3/2008	4/3/2009	4/3/2010
9/29/2005	9/29/2006	9/29/2007	9/29/2008	9/29/2009
8/18/2004	8/18/2005	8/18/2006	8/18/2007	8/18/2008
5/20/2004	5/20/2005	5/20/2006	5/20/2007	5/20/2008
8/21/2003	8/21/2004	8/21/2005	8/21/2006	8/21/2007
8/29/2002	8/29/2003	8/29/2004	8/29/2005	8/29/2006
10/3/2001	10/3/2002	10/3/2003	10/3/2004	10/3/2005
4/5/2001	4/5/2002	4/5/2003	4/5/2004	4/5/2005
12/22/2000	12/22/2001	12/22/2002	12/22/2003	12/22/2004
5/11/2000	5/11/2001	5/11/2002	5/11/2003	5/11/2004
8/4/1999	8/4/2000	8/4/2001	8/4/2002	---

(4)	These restricted stock awards have a time-based vesting schedule and vest in approximately three equal annual installments as follows:

Grant Date	1st Vesting Date	2nd Vesting Date	3rd Vesting Date
6/6/2007	6/6/2008	6/6/2009	6/6/2010
2/28/2008	2/28/2009	2/28/2010	2/28/2011

(5)	These non-qualified stock options have a performance-based vesting schedule.

(a) As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a performance-vesting stock option. The performance-vesting stock option is subject to vesting on each of the first six anniversaries of the grant date (April 3, 2007; April 3, 2008; April 3, 2009; April 3, 2010; April 3, 2011; and April 3, 2012) based on the Company’s annual earnings per share (“EPS”) growth as compared to an annual EPS growth of certain specified companies. No portion of the performance-vesting option was exercisable at the end of fiscal year 2008. The performance criteria was met on the second vesting date, April 3, 2008, resulting in the vesting of the option with respect to 125,000 shares. After the end of fiscal year 2009, the Compensation Committee determined that the performance criteria was met in fiscal year 2009 and the option for the remaining 125,000 shares vested on April 3, 2009.

(b) The performance criteria for vesting Mr. Kim’s December 5, 2002 award was met 75% at the end of Fiscal Year 2006 and 25% at the end of Fiscal Year 2007 and the award vested in corresponding percentages on such dates.

(6)

As an inducement to join the Company on April 3, 2006, Mr. Maheswaran was issued a restricted stock award. The award is subject to a four-year vesting schedule. The award vested as to 25% of the shares on April 3, 2007 and, subject to Mr. Maheswaran’s continued employment, 1/16th of the total shares vest on the first business day of the eighth week of each fiscal quarter thereafter, so that all the shares will be vested approximately four years after the grant date. The specific dates for the vesting after the initial 25% vesting are as follows: June 18, 2007; September 17, 2007; December 17, 2007; March 17, 2008; June 16, 2008; September 15, 2008; December 15, 2008; March 16, 2009; June 15, 2009; September 14, 2009; December 14, 2009; and March 22, 2010.

Option Exercises and Stock Vested in Fiscal Year 2009

The following table identifies option awards that were exercised and restricted stock awards that vested during fiscal year 2009.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Mr. Maheswaran	-	$-	31,667	$467,739
Mr. Chukwu	-	-	15,000	273,900
Mr. Dantec	-	-	7,500	136,950
Mr. Kim	-	-	13,334	243,479
Mr. Pohlman	56,268	344,683	4,167	76,089

Nonqualified Deferred Compensation - Fiscal Year 2009

Certain of our named executives elect to receive some of their compensation on a deferred basis under the Company’s deferred compensation plan. A participant may elect to defer up to 80% of his or her base salary and performance-based compensation. In Fiscal Year 2009, the Company matched up to the first 20% of base salary deferred by the Chief Executive Officer and Chief Financial Officer, up to the first 15% of base salary deferred by participants at the Vice President level and up to the first 10% of base salary deferred by all other participants. Participants are always 100% vested in their deferrals and the earnings thereon. Matching contributions by the Company vest 25% per year beginning one year after the contribution. Amounts may generally be deferred until a specified date, death, disability, a change of control or termination of employment. At the participant’s election, deferrals will generally be paid in a lump sum or in annual installments over a period of up to 20 years. Withdrawals may be made for unforeseeable emergencies and some amounts (generally pre-2005 deferrals) may be withdrawn subject to a penalty. Earnings on the account of each executive are credited to such executive based on the performance of investment vehicles chosen by the executive from a selection offered to all plan participants by the plan’s administrator. Executives may elect to change the investment vehicles applicable to their accounts at any time. The annual rate of return for the investment vehicles available to the executives ranged from 3.75% to -53.28% for the twelve month period ending on March 31, 2009.

NON-QUALIFIED DEFERRED COMPENSATION - FISCAL YEAR 2009
Name	Executive Contributions In Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last Fiscal Year End (4)
Mr. Maheswaran	$81,893	$81,893	$(131,748)	$375	$319,566
Mr. Chukwu	48,428	48,428	(55,164)	3,901	138,752
Mr. Dantec	-	-	-	-	-
Mr. Kim	35,957	35,957	(113,001)	11,257	212,622
Mr. Pohlman	169,774	31,833	(309,383)	-	646,253

1)	All of the amounts reported as Executive Contributions are included in the Salary column of the “Summary Compensation Table - Fiscal Year 2009” above.

2)	All of the amounts reported as Registrant Contributions are included in the All Other Compensation column of the “Summary Compensation Table - Fiscal Year 2009” above.

3)	These amounts reflect the return of amounts which were contributed to the plan in excess of contributions allowable under to the terms of the plan. An additional amount was paid to these executives to compensate them for the tax consequences of the excess contributions. The additional amounts paid to such executives are included in the All Other Compensation column of the “SUMMARY COMPENSATION TABLE - FISCAL YEAR 2009” above.

4)	Includes unvested amounts attributable to the Company’s contributions and earnings thereon. All amounts within the Aggregate Balance for each named executive were included in Summary Compensation Tables for previous years, to the extent the executive was named in such tables and the amounts were so required to be reported in such tables.

Potential Payments Upon Termination or Change in Control

Mr. Maheswaran’s Offer Letter

The written offer letter (the “Offer Letter”) given to Mr. Maheswaran in 2006 at the time he was first employed by the Company provides for certain severance benefits to be paid to him in connection with a termination of employment under the circumstances described below. Specifically, should we terminate his employment without “cause” or he terminates his employment “for good reason”, the Offer Letter provides Mr. Maheswaran the right to receive twelve months of base salary and continued welfare benefits as well as accelerated vesting of an additional 25% of each of the outstanding equity awards granted to him at the time of his initial employment (the “Inducement Awards”). If his employment is terminated within twelve months following a “change of control”, the Offer Letter provides Mr. Maheswaran the right to receive a lump-sum payment equal to twenty-four months of base salary and continued welfare benefits for up to twenty-four months, accelerated vesting of all remaining Inducement Awards, a pro-rated portion of the amount of his target award under the CEO Bonus Plan for the fiscal year of termination, an amount equal to two times his target award under the CEO Bonus Plan for the fiscal year of termination, and an amount sufficient to reimburse him for the tax consequences of any excise tax imposed on the severance payments made to him (i.e. a full excise tax gross-up payment). All of these payments are conditioned upon Mr. Maheswaran’s execution of a release of claims in favor of the Company and compliance with a one-year non-competition provision.

Awards from the 1998 Plan

The Semtech Corporation Long-Term Stock Incentive Plan, as amended and restated, (the “1998 Plan”) provides that outstanding non-qualified stock options and restricted stock generally vest on an accelerated basis if, within 12 months following a “change in control”, the holder’s employment is terminated by the Company without cause or a “constructive termination” of the executive occurs (as those terms are defined in the 1998 Plan). If a termination of employment is as a result of death or “disability” (as defined in the award certificate), PSUs will continue to be eligible to vest following the termination of employment. However, any PSUs that would vest at the end of the performance period based on attainment of the performance criteria will be pro-rated based on the number of whole months of participation in the performance period before the death or disability. In the event of (a) certain mergers or similar reorganizations under which the Company does not survive (or does not survive as a public company in respect of its common stock) or (b) a change in control, as defined in the award certificate, then, unless the Compensation Committee has made a provision for the substitution, assumption, exchange or other continuation or settlement of the PSUs or the PSUs would otherwise continue in accordance with their terms, the performance period will terminate immediately prior to such event and the number of PSUs that vest will be determined based on achievement on the Company’s actual performance for the shortened performance period and after pro-rating the performance goals set forth in the award certificate to reflect the shortened performance period.

The Deferred Compensation Plan

Participants in the Deferred Compensation Plan, including our named executives, may elect upon initial enrollment to have their vested account balances distributed upon a change in control. Participants become 100% vested in Company contributions upon the following termination events: death; disability, as defined by the plan; or involuntary termination of employment within eighteen months of a “change in control”, as defined by the plan. The Deferred Compensation Plan also provides for an additional death benefit, in an amount to be determined by the Compensation Committee, if a participant dies while employed.

Please see the “COMPENSATION DISCUSSION AND ANALYSIS” portion of this Proxy for a discussion of how the payments and benefits presented above were determined.

Mr. Maheswaran

The table below sets forth potential benefits that Mr. Maheswaran would be entitled to receive from the Company upon termination of his employment.

SEVERANCE BENEFITS PAYABLE TO MR. MAHESWARAN ASSUMING TERMINATION EVENT ON JANUARY 25, 2009
	Benefits per Offer Letter					Other Benefits
Reason for Termination	Base Salary	Non-Equity Incentives	Welfare Insurances	Vesting of Inducement Awards(1)	Tax Gross-up(2)	Vesting of Other Equity Awards(1)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total
Voluntary resignation	-	-	-	-	-	-	-	-
Resignation for good reason	$ 410,050	-	$ 14,641	$ 89,922	-	-	-	$ 514,613
Termination without cause	410,050	-	14,641	89,922	-	-	-	514,613
Termination for cause	-	-	-	-	-	-	-	-
Death or Disability	-	-	-	-	-	-	$124,176	124,176
Certain terminations following a change in control	821,000	1,539,375	29,283	359,688	-	383,663	124,176	3,257,185

(1)	The market price of our common stock on January 25, 2009, the last day of our fiscal year, was $11.51, which is less than the exercise price of all unvested options held by Mr. Maheswaran on that date. Accordingly, no value is attributed to the vesting of those options. As described more fully in Note 8 to the Company’s financial statements filed with the SEC on Form 10-K on March 26, 2009, the performance based-restricted stock awards (PSUs) held by Mr. Maheswaran on the last day of fiscal year 2009 would not meet the pro-rated performance goals required for vesting performance over the shortened performance period ending on such date. Accordingly, notwithstanding the change in control, the PSUs would not vest.

(2)	For purposes of calculating the Section 280G excise tax, we have (i) assigned no value to the restrictive covenants regarding employment by, or consulting for, competitors and (ii) assumed that Mr. Maheswaran’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. Having met a safe harbor test, there is no excise tax under Section 280G and therefore no tax gross-up.

Other Named Executive Officers

The table below sets forth potential benefits that Messrs. Chukwu, Kim, Pohlman and Dantec (the “Other Executives”) would be entitled to receive from the Company upon termination of their employment.

SEVERANCE BENEFITS PAYABLE TO OTHER EXECUTIVES ASSUMING TERMINATION EVENT ON JANUARY 25, 2009
Reason for Termination	Base Salary	Vesting of Equity Awards (1)	Vesting of Company Matching Contributions in Deferred Compensation Plan	Total
Termination without cause
Mr. Chukwu	-	-	-	-
Mr. Dantec (2)	$68,243	-	-	$68,243
Mr. Kim	-	-	-	-
Mr. Pohlman	-	-	-	-
Death or Disability
Mr. Chukwu	-	-	$60,342	60,342
Mr. Dantec	-	-	-	-
Mr. Kim	-	-	56,089	56,089
Mr. Pohlman	-	-	-	-
Certain terminations following a change in control
Mr. Chukwu	-	$517,950	60,342	578,292
Mr. Dantec	$68,243	316,525	-	384,768
Mr. Kim	-	445,046	56,089	501,135
Mr. Pohlman	-	239,788	-	239,788

(1)	The market price of our common stock on January 25, 2009, the last day of our fiscal year, was $11.51, which is less than the exercise price of all unvested options held by the Other Executives on that date. Accordingly, no value is attributed to the vesting of those options. As described more fully in Note 8 to the Company’s financial statements filed with the SEC on Form 10-K on March 26, 2009, the performance based-restricted stock unit awards (PSUs) held by the Other Executives on the last day of fiscal year 2009 would not meet the pro-rated performance goals required for vesting performance over the shortened performance period ending on such date. Accordingly, notwithstanding the change in control, the PSUs would not vest.

(2)	The terms of our employment agreement with Mr. Dantec provides that he must be given three months advance notice in the event we wish to terminate his employment with the company for any reason. If we terminate his employment for any reason other than for his gross misconduct, he is entitled to receive an amount equal to three months salary.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of January 25, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the issued column) (2)
Equity compensation plans approved by security holders	7,500,889	$16.07	10,987,701
Equity compensation plans not approved by security holders	3,318,607	$19.60	0
Total	10,819,496	$17.31	10,987,701

(1)	Outstanding restricted stock awards, performance-based restricted stock unit awards and executive ownership restricted stock unit awards do not have an exercise price and therefore are not included in calculating the weighted-average exercise price of outstanding options.

(2)	All of these shares of our common stock remain available for future issuance under our 2008 Long-Term Equity Incentive Plan and may be granted as restricted stock awards, performance-based restricted stock unit awards, executive ownership restricted stock unit awards and other awards other than options.

Our equity compensation plans not approved by security holders include the following:

    (1)        Our 1999 Plan.  The 1999 Plan allowed for the issuance of options for up to 8,000,000 shares of our common stock to non-directors and non-executive officers, however, upon adoption of the Company’s 2008 Long-Term Equity Incentive Plan in June 2008, no new awards can be made under the 1999 Plan.

    (2)        Inducement Awards to CEO Maheswaran.    As an inducement to Mr. Maheswaran’s entering into employment with the Company, he was awarded certain equity-based compensation. These awards are administered by the Compensation Committee, which has authority to interpret the award provisions and make all required determinations under the awards. Specifically, included within the award were (a) the option to purchase 250,000 shares of our common stock is subject to a four-year vesting schedule, and (b) the option to purchase 250,000 shares of our common stock subject to vesting requirements described above under the heading of Stock Options with EPS-Growth Vesting Requirement in the COMPENSATION DISCUSSION AND ANALYSIS portion of this Proxy. Each of these option awards are at an exercise price of $17.89 per share, the closing price of the stock on March 31, 2006, the trading date immediately preceding the grant date. To the extent not already vested, these awards will vest upon Mr. Maheswaran’s termination of employment from the Company under certain circumstances, including following a change of control.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board has:

-	reviewed and discussed the Company’s audited financial statements for the fiscal year ended January 25, 2009 with the Company’s management and with the Company’s independent registered public accounting firm, Ernst & Young LLP;

-	discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board, (PCAOB), in Rule 3200T; and

-	received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed the independence of Ernst & Young LLP with that firm.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended January 25, 2009 be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Respectfully submitted by THE AUDIT COMMITTEE

            James P. Burra, Chair                    Bruce C. Edwards            James T. Lindstrom

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FEES

In connection with the audit of our financial statements for the fiscal year ended January 25, 2009 and the fiscal year ended January 27, 2008, we entered into engagement letters with Ernst & Young LLP (“EY”) which set forth the terms for EY’s performance of the audit services. The agreements provide for alternative dispute resolution. The following table sets forth the aggregate fees billed, or expected to be billed, by EY for the audit of our financial statements for fiscal years 2009 and 2008 and for other audit and non-audit services for those years:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees	$981,469	$1,064,968
Audit-Related Fees	0	0
Tax Fees	218,182	8,250
All Other Fees	0	0
Total	$1,199,651	$1,073,218

The amounts in the table include amounts paid to EY as reimbursement for out-of-pocket expenses associated with performance of the services, but do not include Value Added Tax assessed by some non-US jurisdictions on the amount billed by EY.

During fiscal years 2009 and 2008, each new audit and non-audit engagement of EY was approved in advance by the Audit Committee, and none of those engagements made use of the de minimis exception contained in SEC rules. The Audit Committee has considered the nature and scope of the non-audit services provided by EY and has concluded that EY’s performance of these services is compatible with the auditor’s independence.

Audit Fees. This category includes fees for the audit of the Company’s financial statements for fiscal years 2009 and 2008, reviews of the financial statements included in the Company’s Form 10-Qs for those fiscal years, and the audit of internal control over financial reporting with respect to those fiscal years. This category also includes other services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements and include services that generally can only be provided by the Company’s independent registered public accountant, specifically pre-approved assistance with SEC filings and comment letters and with applying financial accounting principles to specific transactions, totaling approximately $20,800 in fiscal year 2009 and $47,000 in fiscal year 2008.

Tax Fees. For fiscal year 2009, EY provided tax compliance and consulting services totaling approximately $128,000 and $90,000, respectively. These engagements were pre-approved by the Audit Committee. The tax compliance services were provided by another party in prior fiscal years. For fiscal year 2008, this category consists of fees for assistance with transfer pricing. This engagement was pre-approved by the Audit Committee.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL

OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

The Audit Committee is responsible for appointing, compensating, and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy calls for an annual review and pre-approval, up to specified dollar limits, of certain types of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. During the year, circumstances may arise when it may become necessary to engage the firm for additional services not contemplated in the original pre-approval categories. In those instances, specific pre-approval must be obtained.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee. The Chairman must report his pre-approval decisions to the Audit Committee at its next scheduled meeting. All engagements to provide services related to internal control must be specifically pre-approved by the Audit Committee and may not be pre-approved in advance by category or by the Chairman between meetings.

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

(Proposal Number 2)

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accountant for fiscal year 2010. Ernst & Young has served as the Company’s independent public accountant since June 2002, replacing Arthur Andersen LLP. Ratification of the independent registered accountant is not required by the Company’s Bylaws or applicable law, but has historically been submitted to stockholders as a matter of good corporate governance. No determination has been made as to what action the Board would take if stockholders do not ratify the appointment.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL NUMBER 2

OTHER MATTERS

The management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the meeting. However, if any other matters are properly brought before the meeting, persons named in the proxy or their substitutes will have discretion to vote in accordance with their best judgment on such matters.

DOCUMENTS INCORPORATED BY REFERENCE

This proxy statement incorporates by reference certain information from our financial statement schedules in our Form 10-K for the fiscal year 2009, filed on March 26, 2009. We will promptly provide, upon written or oral request and without charge, a copy of the fiscal year 2009 Form 10-K to any person whose proxy is solicited by this statement or any beneficial owner of our common stock. Requests should be directed to Randall H. Holliday, Secretary, 200 Flynn Road, Camarillo, California 93012-8790, telephone (805) 498-2111.

PROXY	SEMTECH CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned stockholder of Semtech Corporation hereby appoints Mohan R. Maheswaran and Emeka Chukwu, and each of them, as attorneys and proxies for the undersigned, each with full power to act without the other and with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Semtech Corporation to be held on June 25, 2009 at 11:00 a.m., Los Angeles time, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of Semtech Corporation which the undersigned is entitled to vote in accordance with the instructions below and on the reverse hereof.

This Proxy, when properly executed, will be voted as directed, or if no direction is indicated, it will be voted FOR proposals 1 and 2.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued and to be marked, dated and signed, on the other side)

▲  FOLD AND DETACH HERE  ▲

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The Board of Directors recommends a vote “FOR” Proposals 1 and 2

Please mark your votes as indicated in this example	☒

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees: 01 Glen M. Antle 02 W. Dean Baker 03 James P. Burra 04 Bruce C. Edwards 05 Rockell N. Hankin	06 James T. Lindstrom 07 Mohan R. Maheswaran 08 John L. Piotrowski 09 James T. Schraith	☐	☐	☐	(2). PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP as the Company’s independent registered public accountant for the current fiscal year.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

With discretionary authority to vote such shares with respect to the transaction of such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held June 25, 2009 and the Proxy Statement furnished herewith.

*Exceptions

	Mark Here for Address	☐	Will Attend Meeting	☐	YES
Change or Comments SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SEMTECH CORPORATION

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